Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
By and Among
PREMIER HOLDINGS, LLC,
ADVANTAGE AUTO MGA, LLC,
MENDOTA INSURANCE COMPANY,
KINGSWAY AMERICA INC.
and
KINGSWAY FINANCIAL SERVICES INC.

Dated as of July 16, 2018

Exhibit 2.1

TABLE OF CONTENTS

ARTICLE I DEFINITIONS    3
1.1.    Definitions    3
1.2.    Interpretation    13
ARTICLE II TRANSFER OF SHARES    13

2.1.    Basic Transaction    13
2.2.    Purchase Price    13
2.3.    Closing Surplus    13
2.4.    Transactions at Closing    14
2.5.    [Reserved]    14
2.6.    The Closing    15
2.7.    Closing Deliveries    15
2.8.    [Reserved]    16
2.9.    Escrow Arrangements    16
ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES    17

3.1.    Corporate Existence and Power    17
3.2.    Capitalization    17
3.3.    Subsidiaries    18
3.4.    Corporate Records    18
3.5.    Non-Contravention    19
3.6.    Compliance with Laws    19
3.7.    Assets    20
3.8.    Litigation    20
3.9.    Consents and Approvals    20
3.10.    Tax Matters    20
3.11.    Absence of Changes    22
3.12.    Financial Statements    24
3.13.    Licenses, Approvals, Other Authorizations    24
3.14.    Intellectual Property    25
3.15.    Employees, Labor Matters, etc.    26
3.16.    Material Contracts    28

Exhibit 2.1

3.17.    Indebtedness    31
3.18.    Real Property    31
3.19.    No Unlawful Payments    32
3.20.    Accounts Receivable    33
3.21.    Accounts Payable    33
3.22.    Underwriting    33
3.23.    Insurance Issued by the Company    33
3.24.    Managing General Agency and Third Party Claims Administrator Appointments    33
3.25.    Environment, Health and Safety    34
3.26.    Insurance    34
3.27.    Related Party Transactions    34
3.28.    Brokers    34
3.29.    Reserves    34
3.30.    Reinsurance Arrangements    35
3.31.    Investments    35
3.32.    Regulatory Filings    35
3.33.    Insurance Business    36
3.34.    Producers    36
3.35.    Open Claims    36
3.36.    Banks; Powers of Attorney    36
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE SELLING PARTIES    37
4.1.    Corporate Existence and Power    37
4.2.    Corporate Authority    37
4.3.    Ownership and Transfer of Shares    37
4.4.    Non-Contravention    37
4.5.    No Implied Representations    38
ARTICLE V    38
REPRESENTATIONS AND WARRANTIES OF PURCHASERS    38
5.1.    Existence and Power    38
5.2.    Authority    38
5.3.    Non-Contravention    39
5.4.    Due Investigation    39
5.5.    Consents and Approvals    39

Exhibit 2.1

5.6.    Brokers    39
5.7.    No Litigation    39

ARTICLE VI CERTAIN COVENANTS    40
6.1.    Governmental Authority Approvals    40
6.2.    Conduct of Business    40
6.3.    Expenses    43
6.4.    Public Announcements and Disclosure    43
6.5.    Confidentiality    44
6.6.    Further Assurances    44
6.7.    [Reserved]    44
6.8.    Distribution    44
6.9.    Access and Investigation    45
6.10.    Notification    45
6.11.    No Negotiation    45
6.12.    Release    45
6.13.    Insurance    46
6.14.    Termination of Related Party Transactions    46
6.15.    Misdirected Payments, Retained Liabilities, Etc    46
6.16.    Net Lease Security Interest    47
6.17.    Settlement of Open Claims and Specified Claims    47
ARTICLE VII EMPLOYEE MATTERS    49
7.1.    Employees    49
7.2.    Cooperation of Former Seller Employees.    49
ARTICLE VIII NON-COMPETE; NON-SOLICITATION    50
8.1.    Non-Compete With Respect to the Business    50
8.2.    Non-Solicitation    51
8.3.    Remedies    51
8.4.    Reformation    51
ARTICLE IX CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASERS TO CLOSE    51
9.1.    Closing Conditions    51
ARTICLE X CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE    53

Exhibit 2.1

10.1.    Closing Conditions    53
ARTICLE XI TERMINATION PRIOR TO CLOSING    54
11.1.    Termination of Agreement    54
11.2.    Survival Upon Termination    55
ARTICLE XII SURVIVAL; INDEMNIFICATION    55
12.1.    Survival    55
12.2.    Indemnification    56
12.3.    Procedures for Third Party Claims    58
12.4.    Procedures for Direct Claims    60
12.5.    Payment Procedures    60
12.6.    Exclusive Remedy, Etc.    60
12.7.    Specific Performance    61
12.8.    Effect of Investigation    61
12.9.    Right of Setoff    61
12.10.    Materiality; Strict Liability    61
12.11.    No Circular Recovery    61
12.12.    Treatment of Payments    62
ARTICLE XIII TAX MATTERS    62
13.1.    Returns and Payments    62
13.2.    Straddle Period Taxes    63
13.3.    Extraordinary Transactions    63
13.4.    Tax Accruals    63
13.5.    Tax Refunds; Amended Returns; Statute Extensions    64
13.6.    Tax Contest.    64
13.7.    Cooperation and Exchange of Information    65
13.8.    Termination of Tax Sharing Agreements    66
13.9.    Certain Taxes and Fees    66
13.10.    Section 336(e) and Section 338 Elections    66
13.11.    Retention of Carryovers and Tax Attributes    66
ARTICLE XIV MISCELLANEOUS PROVISIONS    67
14.1.    Entire Agreement    67
14.2.    Assignment; Binding Effect    67
14.3.    No Third-Party Beneficiaries    67
14.4.    Invalidity    67

Exhibit 2.1

14.5.    Governing Law    68
14.6.    Jurisdiction    68
14.7.    Waiver of Jury Trial    68
14.8.    WARN Act    68
14.9.    Counterparts    68
14.10.    Headings    68
14.11.    Communications    69
14.12.    Notices    69
14.13.    Waiver of Compliance    69

Exhibit 2.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 16, 2018, is entered into by and among PREMIER HOLDINGS, LLC., a Tennessee limited liability company (“Premier”), Advantage Auto MGA, LLC, a Tennessee limited liability company (“Advantage” and together with Premier, “Purchasers”), MENDOTA INSURANCE COMPANY, a Minnesota domiciled property and casualty company (“Mendota” or the “Company”), KINGSWAY AMERICA INC., a Delaware corporation (“Seller”), and KINGSWAY FINANCIAL SERVICES INC., a Canadian corporation (“Parent” and, together with the Seller, the “Selling Parties”).
RECITALS:
WHEREAS, as of the date hereof, Seller owns all of the outstanding capital stock of the Company (the “Mendota Shares”).
WHEREAS, as of the date hereof, (i) the Company owns (A) all of the outstanding capital stock of each of Mendakota Casualty Company (f/k/a Universal Casualty Company), an Illinois domiciled property and casualty company (“MCC”), MIC Insurance Agency, Inc., a Texas corporation (“MIC”), Mendakota Insurance Company, a Minnesota domiciled property and casualty company (“Mendakota”), Congress General Agency, Inc., a Texas corporation (“CGA”), and Mendota Insurance Agency, Inc., a Texas corporation (“MIA”, and, together with the Company, MCC, MIC, Mendakota and CGA, the “Acquired Companies”), and (B) all of the outstanding capital stock of Kingsway Amigo Insurance Company, a Florida corporation (the “Excluded Company”).
WHEREAS, after the date hereof and prior to the Closing (as defined herein), the Company shall distribute to Seller all of the issued and outstanding shares of capital stock of each of the Excluded Company, MIC, CGA and MIA held by the Company (the “Distribution”) such that, following the Distribution and the Restructuring (as defined herein), (i) the Company will own no other equity interests in any entity other than 100% of the issued and outstanding shares of capital stock of MCC and Mendakota, (ii) Seller will own 100% of the outstanding capital stock of each of MIC, CGA and MIA (the “MGA Shares” and together with the Mendota Shares, the “Shares”), and (iii) MCC, MIC, Mendakota, CGA and MIA will own no equity interests in any other entity.
WHEREAS, Seller desires to sell to Purchasers, and Purchasers desire to acquire from Seller, all of the Shares.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby and thereby, the parties hereto do hereby agree as follows:

Exhibit 2.1

ARTICLE I
DEFINITIONS
1.1.    Definitions. The following terms, when used in this Agreement, have the meanings set forth in this Section 1.1.
“Accounting Principles” means SAP and, to the extent consistent with SAP, the Company’s historic accounting principles and methodologies.
“Acquired Companies” has the meaning ascribed to it in the Recitals.
“Advantage” has the meaning ascribed to it in the Recitals.
“Affiliate” of any Person means another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.
“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.
“Agreement” has the meaning ascribed to it in the Preamble.
“Ancillary Agreements” means (i) the Escrow Agreement, (ii) the Transition Services Agreement; (iii) the Claim Handling Agreement; and (iv) any other agreement entered into in accordance with the terms of this Agreement and the transactions contemplated hereby.
“Applicable Law” means any applicable order, law, statute, regulation, rule, pronouncement, ordinance, bulletin, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to the parties hereto, or any of their respective businesses, properties or assets.
“Business” means the issuing or writing, on a primary basis, of nonstandard private passenger automobile insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith, and extensions thereto.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Illinois are permitted or obligated by Applicable Law to be closed for regular banking business.
“Business Intellectual Property” has the meaning ascribed to it in Section 3.14(a).
“CGA” has the meaning ascribed to it in the Recitals.

Exhibit 2.1

“Claim Handling Agreement” means the Claims and Administrative Services Agreement in the form attached hereto as Exhibit C.
“Closing” has the meaning ascribed to it in Section 2.6.
“Closing Balance Sheets” has the meaning ascribed in Section 2.3.
“Closing Date” has the meaning ascribed to it in Section 2.6.
“Closing Escrow Amount” means $5,000,000.
“Closing Payment” means an amount equal to (i) the Closing Surplus less (ii) the book value taken into account in the calculation of Closing Surplus of any Schedule BA Assets and Excluded Assets distributed pursuant to the Restructuring less (iii) the Closing Escrow Amount.
“Closing Surplus” has the meaning ascribed to it in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company” has the meaning ascribed to it in the Preamble.
“Company Contracts” has the meaning ascribed to it in Section 3.16(a).
“Consolidated Tax Returns” has the meaning ascribed to it in Section 13.1(a).
“Contract” means any agreement, contract, settlement, lease, note, mortgage, indenture, loan agreement, franchise agreement, license or instrument or other legally binding and enforceable commitment, whether written or oral.
“Damages” means all losses, Liabilities, Taxes, Liens, assessments, levies, fines, penalties, damages, fees, costs and expenses incurred or suffered (including reasonable attorneys’ and other advisors’ fees and expenses and reasonable costs and expenses of investigation in connection with any action, suit or proceeding).
“Disclosing Party” has the meaning ascribed to it in Section 6.10.
“Distribution” has the meaning ascribed to it in the Recitals.
“Employee” has the meaning ascribed to it in Section 3.15(a)
“Employee Benefit Plan” has the meaning ascribed to it in Section 3.15(c).
“Employment Legal Requirements” has the meaning ascribed to it in Section 3.15(b).
“Environmental Law” means all Applicable Laws concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to aggregate production operations or relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal,

Exhibit 2.1

distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Escrow Accounts” means the accounts established by the Escrow Agent pursuant to the terms of the Escrow Agreement, which for the avoidance of doubt, shall include the Closing Escrow Fund, Net Lease Escrow Fund and the Reserve True-Up Escrow Fund (in each case, as defined in the Escrow Agreement).
“Escrow Agent” means FirstBank.
“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit A.
“Excess Loss and DCC” has the meaning ascribed to it in Section 6.17(a).
“Excluded Assets” means (i) all 6.625% bonds due 4/26/2022 issued by Atlas Financial Holdings Inc. reported on Schedule D – Part 1 of the Statutory Financial Statements for Mendota, and (ii) those assets reported on Schedule D – Part 2 – Section 2, with the exception of the Excluded Company, MIC, CGA and MIA, of the Statutory Financial Statements for each of the Acquired Companies, in each case, to the extent reflected on the Closing Balance Sheets.
“Excluded Company” has the meaning ascribed to it in the Recitals.
“Final Release Date” is defined in Section 2.9.
“Former Seller Employees” has the meaning ascribed to it in Section 7.2(a).
“Fundamental Representations” means both (i) the Purchaser Fundamental Representations and (ii) the Seller Fundamental Representations.
“Governing Documents” means the articles or certificate of incorporation, or formation, as applicable; the by-laws, regulations or operating agreement, as applicable; trust agreements, instruments and other similar documents governing trusts; and any other instrument governing matters similar to the foregoing, with respect to any Person.
“Governmental Authority” means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.
“Improvements” has the meaning ascribed to it in Section 3.18(h).
“Indemnified Party” has the meaning ascribed to it in Section 12.3(a).

Exhibit 2.1

“Indemnifying Party” has the meaning ascribed to it in Section 12.3(a).
“Insurance Companies” means, collectively, Mendota, Mendakota and MCC.
“Insurance Contracts” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, issued, renewed, or written in connection with the Business prior to the Closing Date, and all renewals or reinstatements thereof, and all renewals that are required by Applicable Law or the terms of the Insurance Contracts, this Agreement or any of the Ancillary Agreements, in each case that are in-force as of the Closing Date.
“Insurance Statutes” means Chapters 59A through 79A of the Minnesota Statutes 2017 and Chapter 215 of the Illinois Compiled Statutes.
“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all Internet domain names and any respective websites (including all contents), rights in telephone numbers, and all social media accounts (including LinkedIn, Facebook, Twitter, and Instagram) (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, specifications, customer lists, information and agreements, email lists, usernames, passwords, pricing and cost information, and business and marketing plans and proposals (collectively, the “Trade Secrets”)), (g) all computer software (including source code, executable code, data, databases, and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (j) all goodwill associated with any of the foregoing, (k) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (l) all remedies against infringement of any of the foregoing, and (m) all rights to protection of interests in any of the foregoing.
“IRS” means the Internal Revenue Service.
“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of John T. Fitzgerald and William A. Hickey, Jr., in each case, after reasonable investigation of the Acquired Companies’ books and records and reasonable inquiry of those employees and independent contractors of the Acquired Companies who would reasonably be expected to have knowledge of the relevant subject matter.
“Leased Real Properties” has the meaning ascribed to it in Section 3.18.

Exhibit 2.1

“Leases” means the leases, and all amendments thereto, with respect to the Leased Real Property.
“Liability” or “Liabilities” means a liability, obligation, commitment, expense, claim or cause of action (of any kind or nature whatsoever, whether absolute, contingent, accrued, unaccrued or otherwise, and whether known or unknown).
“Licenses” means licenses, approvals, consents, permits or authorizations issued by any Governmental Authority.
“Lien” means any mortgage, pledge, hypothecation, assignment, lien (statutory or otherwise), preference, priority, charge or other encumbrance, charge, adverse claim (whether pending or, to the knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any right of first refusal on real property, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).
“Litigation” means any action, cause of action (whether at law or in equity), arbitration, audit, litigation, proceeding (public or private), suit (whether civil, commercial, administrative, criminal, investigative or informal), claim, complaint or investigation by any Person alleging potential liability, wrongdoing or misdeed of another Person, or any administrative or other similar proceeding, criminal prosecution or investigation by any Governmental Authority alleging potential liability, wrongdoing or misdeed of another Person.
“Loss and DCC” has the meaning ascribed to it in Section 6.17(a).
“Material Adverse Effect” means any development, event, occurrence, fact, effect, condition or change that, individually or in the aggregate, (i) with respect to an Acquired Company, has a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of such Acquired Company, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to: (a) an event or circumstance or series of events or circumstances affecting (x) the United States (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (y) political conditions generally of the United States or any other country or jurisdiction in which the Company operates or (z) the insurance and insurance services industries generally or the insurance brokerage industry generally, including general competitive forces in the insurance and reinsurance markets; (b) any changes (or proposed changes) in Applicable Law or SAP; (c) any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of Seller, any Acquired Company or any of their respective Affiliates (provided that the underlying cause(s) of any such downgrade or potential downgrade (subject to the other provisions of this definition) shall not be excluded); (d) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of assets or property caused by casualty; (e) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any

Exhibit 2.1

escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (f) the announcement of this Agreement or any of the transaction contemplated hereby; (g) any action that is required or expressly contemplated to be taken by Seller or such Acquired Company under this Agreement, or (h) any action that is taken by Seller or the Acquired Companies with Purchasers’ written consent; in each case, shall not constitute or be deemed to contribute to a Material Adverse Effect, except in the case of the foregoing clauses (i)(a), (i)(b), (i)(d) and (i)(e), to the extent such effect or change is disproportionately adverse with respect to any Acquired Company as compared to other participants in the types of business conducted by any Acquired Company; (ii) with respect to the Selling Parties, prevents or materially impedes the ability of any Selling Party to consummate the transactions contemplated hereby; and (iii) with respect to Purchasers, prevents or materially impedes the ability of Purchasers to consummate the transactions contemplated hereby. For the avoidance of doubt, any actual or threatened revocation or suspension of any certificate of authority held or utilized by any Insurance Company in any state in which any Insurance Company is issuing Insurance Contracts for new policyholders as of the date hereof shall constitute a “Material Adverse Effect” with respect to the Acquired Companies.
“MCC” has the meaning ascribed to it in the Recitals.
“Mendakota” has the meaning ascribed to it in the Preamble.
“Mendota” has the meaning ascribed to it in the Preamble.
“Mendota Common Stock” has the meaning ascribed to it in Section 3.2(a).
“Mendota Shares” has the meaning ascribed to it in the Recitals.
“MGA Shares” has the meaning ascribed to it in the Recitals.
“MIA” has the meaning ascribed to it in the Recitals.
“MIC” has the meaning ascribed to it in the Recitals.
“Most Recent Balance Sheet” means the unaudited balance sheet of the Company dated as of March 31, 2018, included in the Statutory Financial Statements.
“Net Lease LLC” has the meaning ascribed to it in Section 6.16.
“Net Lease Security Documents” has the meaning ascribed to it in Section 6.16.
“Neutral Auditors” means a nationally recognized public accounting firm agreed to by the Selling Parties and Purchasers.
“Non-Compete Period” means the period commencing on the Closing Date and ending on the third anniversary thereof.
“Non-Solicitation Period” means the period commencing on the Closing Date and ending on the second anniversary thereof.

Exhibit 2.1

“Open Claims” means all claims arising under all Insurance Contracts with an accident date occurring prior to July 1, 2018, but specifically excluding the Specified Claims.
“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business of such Person consistent with past customs and practices of such Person. For avoidance of doubt, (a) the filling of open positions in the Business and (b) providing merit increases pursuant to the annual performance review of Employees consistent with prior practices, shall each be deemed to be in the Ordinary Course of Business.
“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., or applicable regulations promulgated by the Occupational Health and Safety Administration or comparable state agencies or federal Governmental Authority.
“Outstanding Debt” means any (a) indebtedness for borrowed money; (b) Liabilities evidenced by bonds, notes, debentures or similar instruments; (c) Liabilities as lessee under capitalized leases (including any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisitions); (d) Liabilities in respect of letters of credit; (e) Liabilities under any interest rate, commodity, current, financial markets, swaps, options, futures or other hedging arrangements; (f) Liabilities secured by a contractual Lien; (g) Liabilities under off-balance sheet financing of the Acquired Companies (excluding operating leases); (h) Liabilities in respect of any bonuses, commissions or other discretionary payments, including any pro rata amounts earned, accrued or unpaid for the current fiscal year, and any Taxes payable in connection therewith (including the employer portion of any payroll, social securities, unemployment or similar Tax imposed on those amounts), (i) Liabilities in respect of any severance rights, deferred compensation payments, withdrawal Liabilities under multiemployer plans and similar Liabilities triggered by the transactions contemplated by this Agreement and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on these amounts) and (j) any guaranty of any of the foregoing, owed by any Acquired Company, in each case together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties.
“Parent” has the meaning ascribed to it in the Preamble.
“Permitted Liens” mean (i) Liens securing the payment of Taxes, either not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Statutory Financial Statements or are included in the calculation of Closing Surplus; (ii) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property which do not materially affect the property, or the intended use of the property, secured thereby; (iii) Liens of carriers, warehousemen, mechanics, materialmen, and landlords incurred in the Ordinary Course of Business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Statutory Financial Statements or are included in the calculation of Closing Surplus, or (iv) in the case of the Shares, restrictions on transfer of such Shares imposed by applicable federal or state securities laws.

Exhibit 2.1

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Authority, trust joint venture, labor union, estate, unincorporated organization or other entity.
“Personal Property Leases” has the meaning ascribed to it in Section 3.7(a).
“Policyholders” means policyholders and named insureds of the Insurance Contracts.
“Premier” has the meaning ascribed to it in the Recitals.
“Producers” means the agents, brokers, producers, managing general agents, third-party administrators, managing agents, managing general underwriters or intermediaries, whether appointed by Seller or not, through whom or which any Policyholder has or may have secured any Insurance Contract with the Acquired Companies.
“Purchase Price” has the meaning ascribed to it in Section 2.2.
“Purchasers” has the meaning ascribed to it in the Preamble.
“Purchaser Fundamental Representations” means the representations and warranties of Purchasers set forth in the following Sections: Section 5.1 (Existence and Power), Section 5.2 (Authority), Section 5.3 (Non-Contravention) and Section 5.6 (Brokers).
“Purchaser Indemnified Parties” has the meaning ascribed to it in Section 12.2.
“Reinsurance Arrangements” has the meaning ascribed to it in Section 3.30.
“Related Party Transactions” has the meaning ascribed to it in Section 3.27.
“Representative” means, with respect to any Person, such Person’s officers, directors, employees, Affiliates, agents and representatives (including any investment banker, financial advisor, accountant, actuary, appraiser, analyst, consultant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).
“Restricted Business” has the meaning ascribed to it in Section 8.1.
“Restructuring” means the transactions described in Section 2.4(a) and detailed in Schedule 2.4(a).
“Retained Liabilities” means all Liabilities arising out of or relating to (i) the Excluded Company (including the ownership thereof, the operation of their respective businesses and any obligations of such Excluded Company with respect to capital commitments or capital calls to any Person), (ii) the Schedule BA Assets (including the ownership thereof, the operation of their respective businesses and any obligations of such entities comprising the Schedule BA Assets with respect to capital commitments or capital calls to any Person), (iii) expressly allocated to any of the Selling Parties pursuant to the terms of this Agreement (including the second sentence of Section 3.33 hereof), and (iv) the Excluded Assets (and any transfer thereof).

Exhibit 2.1

“SAP” means the statutory accounting principles prescribed or permitted by the Minnesota Department of Commerce applied on a consistent basis throughout the periods involved.
“Schedule BA Assets” means those assets reported on Schedule BA – Part 1 of the Statutory Financial Statements for each of the Acquired Companies, to the extent reflected on the Closing Balance Sheet.
“Seller” has the meaning ascribed to it in the Preamble.
“Seller Fundamental Representations” means the representations and warranties of Seller in the following Sections: Section 3.1 (Corporate Existence and Power), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.25 (Environment, Health and Safety) Section 3.28 (Brokers), Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authority), and Section 4.3 (Ownership and Transfer of Shares).
“Seller Indemnified Parties” has the meaning ascribed to it in Section 12.2(b).
“Selling Parties” has the meaning ascribed to it in the Preamble.
“Seller Released Claims” has the meaning ascribed to it in section 6.12.
“Seller Released Parties” has the meaning ascribed to it in Section 6.12.
“Shares” has the meaning ascribed to it in the Recitals.
“Specified Claims” means the claims associated with the following Litigation, including such Litigation and any other Litigation or claims related thereto: (i) George W. Butler, III v. Universal Casualty Company, Vecchio, Carrier and Feldman & Johannessen, P.A. and Barbi L. Feldman, Case # 14-CA-004692, Circuit Court of the Thirteenth Judicial District, Hillsborough County, Florida, and (ii) Sarah Glasscock, et al. v Vicinia Development, LP, a Texas Limited Partnership; Falcon MHC, LLC, a Colorado Limited Liability Co. Westminster Falcon Trinity, LLP, a Colorado General Partnership, et al., Cause No. D-1-GN-15-003851, 98th Judicial District, Travis County, Texas.
“Statutory Financial Statements” has the meaning ascribed to it in Section 3.12(a).
“Statutory Surplus” means the aggregate amount of the Company’s statutory capital and surplus, as determined in accordance with SAP.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons

Exhibit 2.1

owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Survival Period” has the meaning ascribed to it in Section 12.1.
“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, escheat, unclaimed property, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Contest” means any audit, examination, contest, litigation, or other proceeding or any demand or claim, with respect to Taxes of an Acquired Company.
“Tax Dispute” has the meaning ascribed to it in Section 13.1(c).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” means October 31, 2018.
“Territory” means any state in which any Insurance Company holds a certificate of authority.
“Third Party Claims” has the meaning ascribed to it in Section 12.3(a).
“Trade Secrets” has the meaning ascribed to it in the definition of “Intellectual Property”.
“Transfer Taxes” has the meaning ascribed to it in Section 13.9.
“Transferred NOL” has the meaning ascribed to it in Section 13.11.
“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit B.
“Unpaid Transaction Fees” means any transaction fees related to this Agreement and the transactions contemplated hereby incurred by any Selling Parties or an Acquired Company which have not been paid by the Selling Parties prior to Closing.
“WARN Act” means the United States Federal Worker Adjustment and Retraining Notification Act, as amended.
1.2.    Interpretation.

Exhibit 2.1

(a)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(b)    When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement (including the schedules and exhibits) as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.
(c)    The terms “Schedules” and “Exhibits” refer to the schedules and exhibits attached hereto are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit, the provisions of this Agreement will control. Capitalized terms used in the Schedules have the meanings assigned to them in this Agreement. The listing of an item in one section of the Schedules shall be deemed a listing in each section of the Schedules, notwithstanding the lack of a specific cross-reference, and to apply to each other representation and warranty, in each case, solely to the extent to which its relevance is reasonably apparent on its face. The section references referred to in the Schedules are to sections of this Agreement, unless otherwise expressly indicated.
ARTICLE II
TRANSFER OF SHARES
2.1.    Basic Transaction. In accordance with the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to (i) Advantage, free and clear of all Liens (other than restrictions on transferability of the MGA Shares imposed by Applicable Law, and subject to any Liens caused by Purchasers or any of their Affiliates), all right, title and interest in and to all of the MGA Shares and (ii) Premier, free and clear of all Liens (other than restrictions on transferability of the Mendota Shares imposed by Applicable Law, and subject to any Liens caused by Purchasers or any of their Affiliates), all right, title and interest in and to all of the Mendota Shares, and all Business Intellectual Property and any other business assets and customer data necessary to the operations of the Acquired Companies.
2.2.    Purchase Price. The purchase price for the Shares and any other assets transferred pursuant to Section 2.1 shall be an amount (the “Purchase Price”) equal to the Closing Surplus.
2.3.    Closing Surplus. At least 3 Business Days prior to the Closing Date, Seller will reasonably and in good faith prepare and deliver to Purchasers a written statement of the amount of the Statutory Surplus as of June 30, 2018, specifically (i) excluding any Statutory Surplus associated with the Excluded Company, and (ii) increased or decreased, as appropriate, for the

Exhibit 2.1

difference, if any, between the price at which any Excluded Assets are sold after June 30, 2018, and the carrying value of such Excluded Assets reflected in the Statutory Surplus as of June 30, 2018 (the “Closing Surplus”), which Closing Surplus shall be reflected on and delivered with, supporting statutory financial statements of the Insurance Companies as of June 30, 2018 (the statutory balance sheets of the Insurance Companies as of June 30, 2018, collectively, the “Closing Balance Sheets”), and any other supporting calculations and documentation reasonably requested by Purchasers.
2.4.    Transactions at Closing. At the Closing:
(a)    Seller shall cause all remaining Schedule BA Assets and Excluded Assets owned by the Acquired Companies to be distributed from the Acquired Companies to Seller and shall cause the Acquired Companies to be released from any Liabilities with respect thereto. The Schedule BA Assets and Excluded Assets owned by the Acquired Companies, along with the respective carrying values of each Schedule BA Asset and each Excluded Asset reflected in the Statutory Surplus as of June 30, 2018 are detailed in Schedule 2.4(a).
(b)    Premier shall make a capital contribution to Mendota in an amount equal to the lesser of (i) the amount of the Closing Surplus and (ii) the book value taken into account in the calculation of the Closing Surplus of any Schedule BA Assets and Excluded Assets distributed pursuant to the Restructuring. In the event that the book value taken into account in the calculation of the Closing Surplus of any Schedule BA Assets and Excluded Assets distributed pursuant to the Restructuring exceeds the amount of the Closing Surplus, then, at the Closing, Seller shall make a capital contribution to Mendota in an amount equal to such excess.
(c)    In the event the Closing Payment is a positive number, Purchasers shall pay (i) to Seller, by wire transfer to an account designated by Seller, an amount equal to the Closing Payment, and (ii) to the Escrow Agent, the Closing Escrow Amount, by wire transfer of immediately available funds to Closing Escrow Fund.
(d)    In the event the Closing Payment is a negative number with an absolute value less than $5,000,000 (for example, ($4,999,999)), (i) Seller shall pay to the Escrow Agent, by wire transfer of immediately available funds to the Closing Escrow Fund, an amount equal to the absolute value of the Closing Payment, and (ii) Purchasers shall pay to the Escrow Agent, by wire transfer of immediately available funds to the Escrow Account, an amount equal to the Closing Escrow Amount less an amount equal to the absolute value of the Closing Payment.
(e)    In the event the Closing Payment is a negative number with an absolute value greater than or equal to $5,000,000 (for example, ($5,000,001)), (i) Seller shall pay to the Escrow Agent, by wire transfer of immediately available funds to the Closing Escrow Fund, an amount equal to the Escrow Amount and (ii) Seller shall pay to Mendota, by wire transfer of immediately available funds to an account designated by Purchasers, an amount equal to the absolute value of the Closing Payment, less any amounts contributed by Seller pursuant to Section 2.4(b), less the Escrow Amount.
2.5.    [Reserved].
2.6.    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee, 37201, (i) if the conditions to the obligations of the parties set forth in Sections 9.1 and 10.1 are satisfied or waived (excluding conditions, that by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) at least three Business Days prior to the end of a calendar month, on the last calendar day of such month or (ii) if the conditions to the obligations of the parties set forth in Sections 9.1 and 10.1 are satisfied or waived (excluding conditions, that by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) less than three Business Days prior to the end of a calendar month, on the last calendar day of the next calendar month, or at such other time and place as the parties mutually agree (the “Closing Date”), but in no event later than the Termination Date.
2.7.    Closing Deliveries.
(a)    Purchasers Deliveries. On or before the Closing, Purchasers will deliver, or caused to be delivered, to the Selling Parties the following:
(i)    The Escrow Agreement, duly executed by Purchasers and the Escrow Agent;
(ii)    The Transition Services Agreement, duly executed by Mendota, Purchasers and any of their Affiliates, if required, as parties thereto;
(iii)    The Claim Handling Agreement, duly executed by Mendota;
(iv)    Evidence satisfactory to Seller that Premier (or its Affiliate) has replaced Seller as the guarantor of the Company’s office leases at the following locations: (i) 2980 Commers Drive, Suite 100, Eagan, MN 55121; (ii) 8600 NW 17th Street, Suite 201, Doral, FL 33126; and (iii) 3343 Perimeter Hill Drive, Suite 214, Nashville, TN 37211;
(v)    Each other Ancillary Agreement, duly executed by any of the Acquired Companies, Purchasers and any of their Affiliates, if required, as parties thereto;
(vi)    Payment of the portion of the Closing Payment required to be paid by Purchasers pursuant to, and in accordance with, Section 2.4; and
(vii)    any certificates or other deliveries contemplated by Article X or the other provisions hereof to be made by Purchasers on or before the Closing Date.
(b)    Selling Party Deliveries. On or before the Closing, the Selling Parties will deliver to Purchasers the following:
(i)    Certificates, together with executed stock powers, or an instrument of assignment as to the Shares;

Exhibit 2.1

(ii)    The Escrow Agreement, duly executed by the Selling Parties;
(iii)    The Transition Services Agreement, duly executed by Seller and any of its Affiliates, if required, as parties thereto;
(iv)    The Claim Handling Agreement, duly executed by Kingsway Amigo Insurance Company;
(v)    Each other Ancillary Agreement, duly executed by Seller and any of its Affiliates, if required, as parties thereto;
(vi)    Payment of the portion of the Closing Payment required to be paid by Seller pursuant to, and in accordance with, Section 2.4;
(vii)    The consents required to be executed with respect to the transactions contemplated by this Agreement, as listed on Schedule 2.7(b);
(viii)    Resignations of (i) each director of each of the Acquired Companies and (ii) any officers of each of the Acquired Companies requested by Purchasers;
(ix)    A certification of non-foreign status dated as of the Closing Date, duly executed by Seller, and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2) in a form reasonably acceptable to Purchasers;
(x)    Evidence satisfactory to Purchasers of the completion of the Distribution, the Restructuring and transfer or disposition of the Excluded Assets pursuant to Section 6.8;
(xi)    Evidence satisfactory to Purchasers that Purchasers’ designees have been granted sole signatory power and the sole power to issue instructions relating to the accounts listed on Schedule 3.36;
(xii)    Assignment of invention agreements, in form and substance satisfactory to Purchasers, with all employees and contractors of the Acquired Companies who contributed to the development of the web portals used in the Business;
(xiii)    The Net Lease Security Documents; and
(xiv)    Any certificates or other deliveries contemplated by Article IX or the other provisions hereof to be made by the Selling Parties on or before the Closing Date.
2.8.    [Reserved].
2.9.    Escrow Arrangements. The Escrow Accounts will be used as non-exclusive security for the Selling Parties’ obligations to Purchasers and the Purchaser Indemnified Parties under this Agreement, including the payment of Selling Parties’ payment obligations under Section 6.17 and indemnification obligations under Article XII. The rights and obligations of the parties with respect to the escrow funds and the disbursement of the escrow funds will be set forth in the Escrow Agreement. Each Selling Party covenants and agrees that, any time any Selling Party is obligated to make a payment to any Purchaser pursuant to Section 6.17 or indemnify a Purchaser Indemnified

Exhibit 2.1

Party for Damages, such Selling Party will, if requested by any Purchasers or any Purchaser Indemnified Party, promptly execute and deliver to the Escrow Agent joint written instructions with Purchasers to release to any Purchaser or such Purchaser Indemnified Party such portion of the applicable escrow fund as is necessary to satisfy the amount owed pursuant to Section 6.17 or the Selling Parties’ indemnification obligations for such Damages, all as further described in Section 6.17 and Article XII of this Agreement. For the avoidance of doubt, the Selling Parties and Purchasers acknowledge and agree that the final release date for the Closing Escrow Account (the “Final Release Date”) will be no earlier than the date upon which all Specified Claims have been paid following a final order from a court of competent jurisdiction that is affirmed on appeal or is not subject or is no longer subject to appeal and as to which the time for any petition for reargument, appeal, or review, by leave, certiorari, or otherwise, has expired.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES
Each of the Selling Parties represents and warrants to Purchasers that the statements contained in Article III are true and correct as of the date hereof and as of the Closing Date, in each case except as set forth on the Schedules corresponding to the Sections in this Article III. Such Schedules are presented in numbers and letters corresponding to the numbers and letters of the Sections in this Article III.
3.1.    Corporate Existence and Power. Each of the Acquired Companies (i) has been duly organized, is validly existing and is in good standing under the laws of its state of incorporation or domicile; (ii) has all corporate powers required to carry on the Business as now conducted; (iii) has all Licenses, consents and approvals required to carry on the Business as now conducted; and (iv) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business and is in good standing in each jurisdiction where such licensing is necessary to conduct the Business, as the case may be, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have a Material Adverse Effect.
3.2.    Capitalization.
(a)    The authorized capital stock of the Company consists of 3,500,000 shares of common stock, $1.00 par value (the “Mendota Common Stock”). As of the date hereof, there are 2,042,452 shares of the Mendota Common Stock issued and outstanding and no shares of the Mendota Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of the Mendota Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Mendota Shares represent 100% of the outstanding capital stock of the Company, and there are no other outstanding equity interests held in the Company. There are no outstanding securities convertible or exchangeable into capital stock of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any capital stock of the Company, nor were any of the outstanding shares of Mendota Common Stock issued in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation,

Exhibit 2.1

preemptive right, subscription or similar right. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company.
(b)    Seller is not party to any voting trust or other voting agreement with respect to any of the shares of Mendota Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.
3.3.    Subsidiaries. Schedule 3.3 hereto sets forth the name of each Subsidiary of the Company, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever, except as set forth in Schedule 3.3 hereto. No shares of capital stock are held by any Subsidiary as treasury stock. There are no outstanding securities convertible or exchangeable into capital stock (or other equity interest) of any Subsidiary, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that would require such Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any capital stock (or other equity interest) of such Subsidiary, nor were any of the outstanding shares of common stock (or other equity interest) of any Subsidiary issued in violation of any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription or similar right. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. Other than as set forth on Schedule 3.3 hereto, (i) neither the Company nor any Subsidiary owns any securities of, or any interest in, any other Person and, (ii) as of the Closing Date, no Acquired Company will own any securities of, or any interest in, any other Person other than another Acquired Company.
3.4.    Corporate Records.
(a)    Seller has provided to Purchasers a complete and correct copy of the Governing Documents with respect to each Acquired Company, each as amended to the date of this Agreement and each as so provided is in full force and effect on the date of this Agreement. None of the Acquired Companies are in default under or in violation of any provision of such Governing Documents.
(b)    The minute books of the Acquired Companies previously provided to Purchasers contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of each of the Acquired Companies. The stock certificate books and stock transfer ledgers of the Acquired Companies previously provided to Purchasers are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Acquired Companies prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

Exhibit 2.1

3.5.    Non-Contravention. Subject to the making of the filings and receipt of the consents, authorizations and approvals referred to in Section 6.1 and as may be set forth in Schedule 3.5, the execution and delivery of, and performance by Seller of, its obligations under this Agreement, the Ancillary Agreements and the consummations of the transactions contemplated hereby and thereby, shall not:
(a)    result in a breach of any provision of the Governing Documents of any Acquired Company;
(b)    result in a breach of any material Applicable Law or License, order, judgment or decree of any Governmental Authority to which any Acquired Company is a party or by which such Acquired Company is bound;
(c)    violate any right of first refusal held by any Person;
(d)    result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material Contract, commitment, understanding, arrangement or restriction of any kind, relating to the Business; or
(e)    result in the creation of any Lien upon the Shares, the capital stock of any Acquired Company or the assets of the Business.
3.6.    Compliance with Laws. Except as set forth on Schedule 3.6, the Business has been conducted in all material respects in accordance with Applicable Law, including, without limitation, the Insurance Statutes and the rules and regulations of the Minnesota Department of Commerce and the Illinois Department of Insurance, and there is no investigation, inquiry, order, decree or judgment of any Governmental Authority outstanding or, to the Knowledge of Seller, threatened against Seller or any Acquired Company. Since January 1, 2016, except as set forth in Schedule 3.6: (i) each Acquired Company has marketed, sold and issued the Insurance Contracts and other products of such Acquired Company in compliance, in all material respects, with all Applicable Laws in the respective jurisdictions in which such Insurance Contracts and such products have been marketed, sold or issued; (ii) all advertising, promotional and sales materials and other marketing practices used by the Acquired Companies or, to the Knowledge of Seller, any agents and Representatives thereof, have complied and are currently in compliance, in each case, in all material respects, with all Applicable Laws; and (iii)  the manner in which the Acquired Companies compensate each Producer or any other Person involved in the sale or servicing of Insurance Contracts on behalf of the Acquired Companies is in compliance in all material respects with all Applicable Laws. Except as set forth on Schedule 3.6, the Acquired Companies are in full compliance with all deposit, reserve, capital, net worth and other financial requirements, including statutory and risk-based capital requirements, applicable to the Acquired Companies, including without limitation all regulations, guidelines, directives, and orders of the Minnesota Department of Insurance and the Illinois Department of Insurance. To the Knowledge of Seller, there is no impending increase in the funds required to meet any such requirements.
3.7.    Assets.

Exhibit 2.1

(a)    Schedule 3.7(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used in the Business by the Acquired Companies or to which any Acquired Company is a party or by which the properties or assets of any Acquired Company is bound. Seller has delivered to Purchasers true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto. Each Acquired Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by any Acquired Company or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.
(b)    Except as set forth in Schedule 3.7(b), each of the Acquired Companies has valid good and marketable title to the properties and assets (tangible and intangible) used by it in the Business or otherwise necessary for the conduct of the Business as currently conducted, in each case free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 3.7(b), the assets, properties and rights owned, leased and licensed by the Acquired Companies are all the assets, properties and rights necessary to operate the Business as currently conducted. All such assets are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

Exhibit 2.1

3.8.    Litigation. Except as listed on Schedule 3.8 and Litigation in the Ordinary Course of Business with respect to claims under Insurance Contracts, there are no, and during the past three years there have been no, Litigation proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller or any Acquired Company with respect to the Business. Except as listed on Schedule 3.8, no Acquired Company is subject to any judgment, order or decree of any court or Governmental Authority.
3.9.    Consents and Approvals. Except as set forth in Schedule 3.9, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with their terms do not require Seller or any Acquired Company to obtain any permit or any consent, approval or action of, make any filing with, or give any notice to, any Governmental Authority or any other Person.

Exhibit 2.1

3.10.    Tax Matters.
(a)    Tax Returns and Payment of Taxes. All Tax Returns required to be filed by or on behalf of the Acquired Companies (including any Consolidated Tax Returns) have been timely filed with the appropriate Governmental Authority (taking into account applicable extensions of time to file). All such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by or with respect to Seller or the Acquired Companies (whether or not shown on any Tax Return) have been timely paid. No claim has been made in the past five (5) years by a Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

Exhibit 2.1

(b)    Other Tax Matters.

(i)
Other than as set forth on Schedule 3.10(b)(i), there is no ongoing audit or other examination by any Governmental Authority of any Taxes or Tax Returns with respect to any Acquired Company, including any Consolidated Tax Returns (and no such audit is pending).

(ii)
There is no open claim or issue asserted or raised in writing by any Governmental Authority concerning any Liability for Taxes with respect to any Acquired Company (including any Liability in respect of Taxes shown or required to be shown on any Consolidated Tax Return) or, to the Knowledge of Seller, any reasonable basis for asserting any such claim or issue.

(iii)
Seller is not, and to the Knowledge of Seller no other Person is, currently contesting the Liability for Taxes with respect to Seller (to the extent any Acquired Company could be liable for such Taxes) or any Acquired Company before any court, tribunal or agency, and no ruling or determination from a Tax authority regarding a past or prospective transaction by or on behalf of any Acquired Company has been applied for and/or received.

(iv)
There are not currently in force any waivers, agreements or other arrangements extending the period for assessment or collection of any Taxes (including any applicable statute of limitation) by or on behalf of Seller (but only with respect to Taxes that are shown or required to be shown on a Consolidated Tax Return) or any Acquired Company.

(v)
Each Acquired Company has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by such Acquired Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, Affiliate, customer, supplier or other Person. Each Acquired Company has properly and timely paid all such withheld Taxes to the appropriate Governmental Authority or has properly set aside such withheld amounts in accounts for such purpose.

(vi)
Other than as set forth on Schedule 3.10(b)(vi), no Acquired Company is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar agreement.

(vii)
Other than as set forth on Schedule 3.10(b)(vii), no Acquired Company has ever been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than an Affiliated Group which includes the Seller). No Acquired Company has any Liability for the Taxes of any Person (other than another member of an Affiliated Group which includes the Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

Exhibit 2.1

(viii)	No Acquired Company is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(ix)
Neither Seller nor any Acquired Company has or, to the Knowledge of Seller, ever had a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States.

(x)	Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(xi)	There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(xii)
In the past five (5) years, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(xiii)
No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, any change in accounting method (or use of an improper accounting method) prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or any election under Section 108(i) of the Code. Neither Seller nor any Acquired Company has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar legal requirement with respect to Seller or any Acquired Company.

(xiv)
Other than as set forth on Schedule 3.10(b)(xiv), no Acquired Company is a party to any joint venture, contract or other arrangement that could be treated as a partnership for federal income Tax purposes.

(xv)
No Acquired Company is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law) (including any payments required to be made in connection with the consummation of the transactions contemplated hereby).

3.11.    Absence of Changes. Except as set forth in Schedule 3.11, or as expressly contemplated by this Agreement, since December 31, 2017, the Business of the Acquired Companies has been conducted in the Ordinary Course of Business, and there has not occurred any Material Adverse Effect or any events which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.11, since December 31, 2017 no Acquired Company has:

Exhibit 2.1

(a)    incurred any material obligations or liabilities or entered into any material transaction, Contract or commitment other than in the Ordinary Course of Business and in no event with an aggregate value in excess of $100,000;
(b)    forgiven, canceled, compromised, waived or released any indebtedness owed to any Acquired Company or any material right or claim, in each case outside the Ordinary Course of Business, or made any loans, advances or capital contributions to or investments in any Person relating to or affecting any Acquired Company;
(c)    mortgaged, pledged, or subjected any of its assets to any Lien other than Permitted Liens;
(d)    disposed of any asset other than in the Ordinary Course of Business or entered into any agreement or other arrangement for any such disposition;
(e)    transferred any assets of the Business (or rights therein) owned by such Person to any other Person, including an Affiliate of such Acquired Company;
(f)    declared or paid any dividend or distribution with respect to its capital stock;
(g)    (i) granted any material increase in salary or bonus or otherwise materially increased the compensation or benefits payable or provided to any of its directors, officers or employees, or made or granted any material increase in benefits available under any Employee Benefit Plan, or (ii) amended or terminated any existing Employee Benefit Plan, or adopted any new Employee Benefit Plan, other than in the Ordinary Course of Business or as required by Applicable Law or an existing Contract;
(h)    made or changed any written election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes;
(i)    instituted any material change in its Accounting Principles or actuarial practices and methodologies used in the preparation of the Statutory Financial Statements;
(j)    amended its Governing Documents;
(k)    made any material change to its underwriting guidelines;
(l)    materially changed its billing, payment or credit practices with respect to agents or the Producers of the Business;
(m)    entered into any merger, consolidation, recapitalization or other business combination or reorganization;
(n)    settled or compromised any Litigation, other than Litigation settled or compromised in the Ordinary Course of Business for which the sole remedy is monetary damages in an amount less than $100,000 in the aggregate;

Exhibit 2.1

(o)    issued or sold any capital stock or other equity interests or split, combined or subdivided its capital stock or other equity interests of any Acquired Company; or
(p)    committed or agreed to any of the foregoing.
3.12.    Financial Statements.
(a)    Attached as Schedule 3.12(a) are true and complete copies of the following financial statements of the Company, Mendakota, and MCC (collectively, the “Statutory Financial Statements”): (i) the audited statutory statements of admitted assets, liabilities, and capital and surplus, and the related statutory statements of operations, capital and surplus, and cash flow as of and for the year ended December 31, 2017, and (ii) the statutory statements of admitted assets, liabilities, and capital and surplus, and the related statutory statements of operations, capital and surplus, and cash flow as of and for the three-month period ended March 31, 2018. The Statutory Financial Statements fairly present, in all material respects, the admitted assets, liabilities, and capital and surplus of the Acquired Companies as of the dates presented, and the results of operations and cash flows of the Acquired Companies for the periods then ended, in accordance with statutory accounting practices prescribed or permitted by (i) in the case of Mendota and Mendakota, the Minnesota Department of Commerce as in effect on the respective dates thereof; and (ii) in the case of MCC, the Illinois Department of Insurance as in effect on the respective dates thereof.
(b)    The Acquired Companies have no Liabilities or obligations that are of a type that would be required to be reflected on a balance sheet prepared in accordance with SAP, other than (i) those reflected or reserved against in the Most Recent Balance Sheet; (ii) those incurred in connection with the Ordinary Course of Business consistent with past practice since December 31, 2017 (none of which results from or arises out of any material breach of or default under any Contract or other legally binding and enforceable commitment, breach of warranty, tort, infringement or material violation of law); and (iii) those set forth in Schedule 3.12(b), and no facts or circumstances exist that could reasonably be expected to result in any such liability.
(c)    The Company, Mendakota and MCC maintain internal controls that are adequate to prepare and present financial statements that are free from material misstatement, prepared in accordance with the Accounting Principles, and reflect transactions that were executed in accordance with management’s authorizations. Except as set forth in Schedule 3.12(c), since January 1, 2016, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” relevant to the preparation and presentation of the Statutory Financial Statements.
3.13.    Licenses, Approvals, Other Authorizations. Schedule 3.13 lists each License that any Acquired Company possesses or has been granted which is necessary to conduct the Business, which Schedule specifies: (i) the jurisdiction in which the License is held; (ii) the lines of insurance business for which such Acquired Company is licensed in such jurisdictions; (iii) the date issued, granted or applied for, the expiration date and status thereof and (iv) any limitations or restrictions on the License. All Licenses have been duly obtained, are valid and are in full force and effect. Except as set forth on Schedule 3.13, as of the date hereof, no proceeding is pending or, to the Knowledge of Seller, threatened seeking the revocation or limitation of any License. No Acquired Company is in default or in violation with respect to any of the Licenses, and no event has occurred

Exhibit 2.1

which constitutes, or with due notice or lapse of time or both may constitute, a default by any Acquired Company under or violation of any License except as is not and would not be material. No License is required for the lawful conduct of the Business as currently conducted other than those set forth in Schedule 3.13.
3.14.    Intellectual Property.
(a)    Schedule 3.14(a) identifies: (i) each United States and foreign patent, trademark, or other registration which has been issued to any Acquired Company with respect to any Intellectual Property used in the Business; (ii) each United States and foreign pending patent application, trademark application, or application for other registration which Seller has made with respect to any such Intellectual Property; (iii) each website, identified by Internet domain name which has been registered to any Acquired Company; (iv) each license, sublicense, agreement, or other permission which Seller has granted to any third party with respect to any such Intellectual Property or any material unregistered Intellectual Property; and (v) all other material Intellectual Property used in the Business (collectively referred to as the “Business Intellectual Property”).
(b)    The Acquired Companies own free and clear of all Liens all right, title and interest to, or otherwise have the right to use, all of the Business Intellectual Property used in connection with the operation of the Business as currently conducted.  The Acquired Companies have taken adequate security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the conduct of the Business and any other non-public information included in the Business Intellectual Property used in the conduct of the Business, which measures are reasonable in the industry in which the Business operates. No unauthorized disclosure of any such Trade Secrets or non-public information relating to the Business has been made (including any incidents that give rise to a notification obligation under Applicable Laws related to data privacy breaches). The Acquired Companies have complied with all Applicable Laws and rules, regulations and standards (including, without limitation, the Payment Card Industry Data Security Standards) that govern the Acquired Companies’ collection, use and non-disclosure of personally identifiable information.
(c)    No Business Intellectual Property owned, used or under development by the Acquired Companies conflicts with, interferes, misappropriates, infringes upon or violates any Intellectual Property of any third-party, and, to the Knowledge of Seller, there has been no charge, complaint, claim, demand, or notice alleging any such conflict, interference, infringement, misappropriation, or violation (including any claim that an Acquired Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Business Intellectual Property rights.
(d)    Schedule 3.14(d) hereto identifies each item of Business Intellectual Property that any third party owns and that the Acquired Companies use pursuant to license, sublicense, agreement, or permission (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $50,000 in the aggregate).

Exhibit 2.1

3.15.    Employees, Labor Matters, etc.
(a)    No Acquired Company is a party to, bound by, or currently negotiating any collective bargaining or other agreement with a labor organization with respect to any employee of the Business (each an “Employee”) and there are no labor unions or other similar organizations or groups representing or, to the Knowledge of Seller, purporting or attempting to represent any employee of the Business. There is no pending nor, to the Knowledge of Seller, threatened strike, slowdown, picketing, work stoppage by, or lockout of, or other similar labor activity, employee grievance process or organizing campaign with respect to, any employees of any Acquired Company as of the date hereof.
(b)    Except as set forth in Schedule 3.15(b), the Acquired Companies and their respective Affiliates are, and for the past five (5) years have been, in compliance in all material respects with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee/independent contractor proper classification, wages and hours (including any provisions thereof relating to employee exempt/nonexempt classification status and overtime regulations), non-discrimination in employment, immigration, E-Verify, drug testing, background checks, termination pay, vacation pay, fringe benefits, workers’ compensation and occupational health and safety with respect to the employment of current and former Employees, including, without limitation, OSHA, WARN Act, and Applicable Laws related to child labor, family maternity, parental, compassionate and medical leave, access to facilities and employment opportunities for disabled persons, employment discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, color, national origin, ethnicity, sexual orientation, disability, veteran status, religion or other classification protected under Applicable Laws), equal employment opportunities and affirmative action, employee privacy and unfair labor practices (collectively, the “Employment Legal Requirements”). Except as set forth in Schedule 3.8, there is no charge or complaint pending, or to the Knowledge of Seller, threatened, against any Acquired Company or any of their respective Affiliates alleging any Liability for the failure to comply with any Employment Legal Requirement, or otherwise alleging any violation of Applicable Law, by or before any court or agency, and there is no material charge of, or proceeding with regard to, any unfair labor practice against any Acquired Company pending before the National Labor Relations Board or other similar Governmental Authority. During the three-year period prior to the date hereof, the Acquired Companies have filed and maintained all records and reports pertaining to employees and equal employment opportunities required under applicable Employment Legal Requirements, including but not limited to EEO-1 reports, affirmative action plans and other similar records. No Acquired Company is subject to any affirmative action obligations under any law, Executive Order 11246, or is a government contractor for purposes of any Applicable Laws. No Acquired Company has been cited by OSHA for violations of applicable occupational health and safety Employment Legal Requirements any time in the last five years. The Acquired Companies and their respective Affiliates maintain all records and reports required by OSHA or applicable Employment Legal Requirements pertaining to occupational safety and health. The Acquired Companies and their respective Affiliates maintain workers’ compensation coverage for all Employees in accordance with applicable Employment Legal Requirements.
(c)    Schedule 3.15(c) provides a complete and accurate list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity or equity-based compensation, change in control, retention,

Exhibit 2.1

severance, vacation, paid time off, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, education assistance or fringe benefit agreement, plan, policy, and program, whether written or oral, including any plans described in Section 3(3) of ERISA, or other employee benefits plans, whether or not subject to ERISA, that is maintained, sponsored, contributed to or required to be contributed to by Seller or any Affiliate for the benefit of Employees (an “Employee Benefit Plan”).
(d)    True, correct and complete copies of each Employee Benefit Plan, related trusts, the most recent IRS determination letter or opinion letter, as applicable, the insurance or group annuity Contracts and each other funding or financing arrangement relating to an Employee Benefit Plan, including all amendments thereof, as well as related summary plan descriptions and other written participant communications, the annual reports, summary annual reports, and nondiscrimination testing reports for such Employee Benefit Plans have been made available to Purchasers.
(e)    Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other Applicable Laws and Seller and its Affiliates have performed and complied in all material respects with all of its obligations under or with respect to each Employee Benefit Plan. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS and is entitled to rely on such letter as to the tax-exempt status of the plan, and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Employee Benefit Plan that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. The execution, delivery and performance by Seller or any Acquired Company of this Agreement or any Ancillary Agreement to which Seller or any Acquired Company is a party will not result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or Employee, or increase any benefits otherwise payable under any Employee Benefit Plan or result in the acceleration of time of payment or vesting of any such benefits. No condition exists with respect to any of the Employee Benefit Plans that could result in any Acquired Company becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax or penalty under the Code or ERISA or for any other material liability, except as has already been satisfied.
(f)    Neither Seller nor any Affiliate maintains, contributes to, has (or ever has had) any obligation to contribute to, or has (or ever has had) any liability under or with respect to any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA) or an employee benefit plan subject to the minimum funding standards of Section 302 or 303 of ERISA or Section 412 or 430 of the Code or Title IV of ERISA. Neither Seller nor any Affiliate has any liability under Title IV of ERISA. No Acquired Company has a current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable state law. There do not exist any pending or, to the Knowledge of Seller, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Benefit Plan.
(g)    Other than as set forth in Schedule 3.15(g), (i) no Acquired Company has entered into any employment agreement, and no Employee is bound by an employment agreement

Exhibit 2.1

and (ii) each Employee works on an “at will basis.” Except as set forth in Schedule 3.15(g), during the 12 months prior to the date hereof, no executive officer’s or other key Employee’s employment with any Acquired Company has been terminated for any reason, nor, to the Knowledge of Seller, has any executive officer or key Employee notified any Acquired Company of his or her resignation or intention to resign.
(h)    Schedule 3.15(h) contains a complete and accurate list of all current Employees specifying the length of service, employment status (full-time, part-time, casual, other), location of employment, employer, current rate of salary, hourly pay or fee rate and current commission or bonus entitlements (if any) for each such Employee, accrued, but unused sick and vacation leave, leave status, and exempt or nonexempt classification. Except as set forth in Schedule 3.15(h), since December 31, 2017 there has not been any modification to the terms of any employment agreement or any increase in the compensation payable by an Acquired Company to any Employee other than in the Ordinary Course of Business.
(i)    None of the Acquired Companies or any of their respective Affiliates have at any time within the past five years implemented any plant closing or mass layoff of employees that could require notice (without regard to any actions that could be taken by Purchasers following the Closing) under the WARN Act or similar state law, and none of the Acquired Companies have previously incurred, nor will they incur, any Liabilities under the WARN Act or similar state law. Neither the Acquired Companies nor any of their respective Affiliates have caused or will cause any Employee to incur an “employment loss” (as defined by the WARN Act) within the 90-day period prior to the Closing Date at an employment site at which any Employee is employed.
(j)    Except as described in Schedule 3.15(j), in the past three years no Employee or former Employee has been continually absent from work for a period in excess of one month and in receipt of benefits pursuant to the provisions of any Employee Benefit Plan or statutory benefit plan or has been continually absent from work for a period in excess of one month due to paid or unpaid leave which was either authorized by any of the Acquired Companies or their respective Affiliates or to which the Employee was entitled under an employment agreement or the applicable Employment Legal Requirements in each jurisdiction where the Business is conducted.
(k)    None of the Acquired Companies or any of their respective Affiliates is delinquent in payments to any Employee or former Employee for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such Employees or former Employees. None of the Acquired Companies or any of their respective Affiliates is liable for any arrearage, taxes, costs or penalties for failure to comply with any Employment Legal Requirements.
3.16.    Material Contracts.
(a)    Subsections (a)(i) through (a)(xxii) of Schedule 3.16(a) set forth a complete and correct list, as of the date of this Agreement, of all material Contracts and legally binding commitments to which any Acquired Company or (with respect to the Business) any Selling Party or their respective Affiliates are parties or are bound (collectively, the “Company Contracts”), including:

Exhibit 2.1

(i)    any agreement which: (A) restricts the ability of any Acquired Company, any Selling Party or their respective Affiliates to engage in the Business or from competing with any Person engaged in the Business; (B) commits any Acquired Company, any Selling Party or any of their respective Affiliates to an exclusive arrangement or relationship with any Producer or vendor with respect to the Business; and (C) commits any Acquired Company, any Selling Party or any of their respective Affiliates to market any private passenger line insurance product exclusively through a particular Producer for the Business;
(ii)    joint venture, partnership, and other Contracts involving a sharing of profits, losses, costs, or liabilities of the Business by any Acquired Company, any Selling Party or any of their respective Affiliates with any other Person;
(iii)    each consulting agreement relating to the Business providing for the payment of $25,000 or more annually;
(iv)    each Contract with any (i) employee or contractor of any Acquired Company or (ii) any Producer who produced premium for the Acquired Companies in excess of $100,000 in calendar year 2017;
(v)    each Contract between any Acquired Company and any director, officer, contractor or employee of any Acquired Company, any Selling Party or any of their respective Affiliates, including any agreement for shared services or assets between such Persons;
(vi)    any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;
(vii)    any Contract for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which involves consideration in excess of $100,000;
(viii)    any Contract under which any Acquired Company or its Affiliates has incurred, assumed or guaranteed any Outstanding Debt or other indebtedness or under which it has imposed a Lien (other than a Permitted Lien) on any of its assets;
(ix)    any stock option, stock purchase or stock appreciation plan for the benefit of its directors, officers or employees;
(x)    any collective bargaining Contract;
(xi)    any Contract with any Governmental Authority;
(xii)    any Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Acquired Companies, the Shares or the equity interests of the Subsidiaries;

Exhibit 2.1

(xiii)    any Contract under which any Acquired Company has advanced or loaned any amount to any other Person, including any of the directors, officers or Employees of any Acquired Company;
(xiv)    any Contract (i) where indemnification is the principal or a primary purpose of the Contract or (ii) providing for indemnification outside of the Ordinary Course of Business;
(xv)    any Contract that includes any continuing “earn out” or other similar contingent payment obligations outstanding on the part of any Acquired Company whether in connection with acquisitions by any Acquired Company of assets or capital stock or other equity interests of any Person or otherwise;
(xvi)    any Contract relating (i) to the future disposition or acquisition of a material business, or any merger or business combination, by any Acquired Company or (with respect to the Business) its Affiliates, or (ii) any completed material business acquisition or disposition by any Acquired Company or (with respect to the Business) its Affiliates within the last three (3) years or pursuant to which any Acquired Company has ongoing obligations;
(xvii)    any Contract involving “most favored nation” or any other similar preferred pricing terms;
(xviii)    any Contract that relates to the development, ownership, licensing or use of any Intellectual Property (other than agreements for click-wrap, shrink-wrap and off-the-shelf software that has not been customized, with license fees of less than $25,000 per annum in the aggregate);
(xix)    any Contract containing a change of control agreement pursuant to which the other party thereto is entitled to notice of, must consent to or has the right to terminate such Contract or change the economic terms thereof as the result of the execution of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby;
(xx)    collective bargaining agreements or other Contracts with any labor union, any employee organization or any other employee representative body;
(xxi)    any other Contract the performance of which involves consideration in excess of $100,000; and
(xxii)    any Contract to enter into any of the foregoing.
(b)    Except as set forth in Schedule 3.16(b), (i) each of the Company Contracts is and, as of the Closing Date, each agreement entered into after the date hereof through and including the Closing Date that would have been required to have been a Company Contract if such agreement had been in effect as of the date hereof, will be valid and is in full force and effect in all material respects, and neither any Acquired Company nor any of its Affiliates has violated any provision of, or committed or failed to perform in any material respect any act which is required to be performed

Exhibit 2.1

under such Company Contract or agreement; (ii) no event has occurred which with or without notice, lapse of time or both would constitute a default, breach or event of noncompliance by any Acquired Company or such Affiliates under the provisions of, any Company Contract or agreement; and (iii) no other party to a Company Contract or agreement is in material breach of, or has indicated in writing or, to the Knowledge of Seller, orally that it intends to cancel, such Company Contract or agreement.
(c)    A copy of each Company Contract has been delivered to Purchasers for their review.
3.17.    Indebtedness.
(a)    Except as set forth on Schedule 3.17(a), none of the Acquired Companies or (with respect to the Business) any of their Affiliates has any Outstanding Debt and none of the Acquired Companies or (with respect to the Business) any of their Affiliates has guaranteed, or otherwise agreed to become responsible for the payment of principal, interest or other amounts with respect to or the performance of obligations under, indebtedness for money borrowed of any other Person.
(b)    Except as set forth on Schedule 3.17(b), none of the Acquired Companies or (with respect to the Business) any of their Affiliates is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Outstanding Debt of the Acquired Companies or (with respect to the Business) any of their Affiliates, and no event or condition exists with respect to any Outstanding Debt of the Acquired Companies or (with respect to the Business) any of their Affiliates that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. None of the Acquired Companies or (with respect to the Business) any of their Affiliates has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise), themselves or any of their equity interests, assets or properties, whether now owned or hereafter acquired, to be subject to a Lien other than a Permitted Lien.
3.18.    Real Property. The Acquired Companies do not own any real property. Schedule 3.18 sets forth the address of each parcel of real property leased by an Acquired Company or otherwise used in connection with the Business (the “Leased Real Properties”) and a list of all Leases. Seller has made available to Purchasers a correct and complete copy of each Lease. Except as set forth on Schedule 3.18, with respect to each Leased Real Property:
(a)    No party to any Lease has threatened in writing to cancel or not renew such Lease, nor has any party thereto alleged in writing any material breach of such Lease;
(b)    The applicable Acquired Company is the sole legal and equitable owner of the leasehold interest in each of the Leased Real Properties;
(c)    No Acquired Company has received any written notice from any Governmental Authority asserting (i) any violation or alleged violation of applicable Laws with respect to any Leased Real Property that remains uncured as of the date of this Agreement or (ii)

Exhibit 2.1

within the last three years, any pending or threatened condemnation or eminent domain proceedings with respect to any Leased Real Property;
(d)    Each applicable Acquired Company has a legal, valid and enforceable leasehold interest under each of the Leases, free and clear of all Liens (other than Permitted Liens);
(e)    The Leased Real Properties constitutes all of the real property used in the Business, and none of the Acquired Companies has any interest in or title to any real property other than as set forth on Schedule 3.18.
(f)    No Acquired Company has (i) subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or (ii) collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein.
(g)    The use of the Leased Real Property by the applicable Acquired Company for the purposes for which the Leased Real Property is currently being used, conforms to all applicable public and private restrictions, fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other Applicable Law. There are no pending or, to the Knowledge of Seller, threatened, eminent domain, condemnation, zoning or other Litigation affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder the continued use of the Leased Real Property as currently used in the conduct of the Business. The Leased Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, telephone, gas and other necessary services appropriate for the operation of the Business.
(h)    All buildings, structures, fixtures and other improvements located on the Leased Real Property (including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utilities and any other utility systems, landscaping, sidewalks, construction in progress, security devices, signs and lighting fixtures (“Improvements”)) are in compliance in all material respects with all Applicable Laws (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). All Improvements are adequately maintained and are in good operating condition and repair in all material respects for the requirements of the Business.

Exhibit 2.1

3.19.    No Unlawful Payments. No Acquired Company or any director or officer of any Acquired Company or, to the Knowledge of Seller, any affiliate, agent, Employee or other person associated with or acting on behalf of any Acquired Company, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) taken any action in furtherance of an offer, provision, payment or promise to pay anything of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity, agency or instrumentality, or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper business advantage or that would otherwise violate any applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws, including any provision of the U.S. Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder or any other similar law applicable to such Persons; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
3.20.    Accounts Receivable. All accounts receivable of the Acquired Companies have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice. All accounts receivable of the Acquired Companies reflected on the Most Recent Balance Sheet are current, are not subject to any material defenses, setoffs or claims and are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with SAP consistently applied. All accounts receivable arising after the date of the Most Recent Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with SAP consistently applied.

Exhibit 2.1

3.21.    Accounts Payable. All accounts payable of the Acquired Companies reflected in the Most Recent Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business consistent with past practice and have been paid or are not yet due and payable.
3.22.    Underwriting. Seller has provided Purchasers with copies of all current underwriting guidelines and manuals related to the Business currently utilized by the Acquired Companies. Except as would not have a Material Adverse Effect, each Acquired Company has followed such guidelines in all respects in the Ordinary Course of Business since January 1, 2017.

Exhibit 2.1

3.23.    Insurance Issued by the Company. Except as required by Applicable Law or set forth in Schedule 3.23, since January 1, 2017, all insurance claims made by any Person under any Insurance Contract issued by any Acquired Company in connection with the Business have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose or appropriate provisions made therefor, except for such claims for which any Acquired Company has a reasonable basis to contest payment.
3.24.    Managing General Agency and Third Party Claims Administrator Appointments. Each Acquired Company has an appointment to act as a managing general agent or third-party claims administrator for each insurance company from which it needs such an appointment to conduct the Business, except where the failure to have such appointment would not, individually or in the aggregate, reasonably be expected to be material. Each such appointment is valid and binding in accordance with its terms on the applicable Acquired Company, and, to the Knowledge of Seller, there has been no written notice that any such appointment will be amended, modified, revoked, rescinded or terminated.
3.25.    Environment, Health and Safety. Each Acquired Company is, and since January 1, 2014, has been, in compliance in all material respects with all applicable Environmental Laws, has obtained, and is in compliance in all material respects with, all environmental permits and has not received notice of, nor is a party to, any Litigation or right relating to any Environmental Law. To the Knowledge of Seller, there has been no environmental investigation, study, audit, test, review or other analysis conducted within the past three years that documents conditions giving rise to any material Liability under Environmental Law in connection with the Leased Real Properties.
3.26.    Insurance. Schedule 3.26 sets forth (i) all insurance policies of the Acquired Companies, or an Affiliate of an Acquired Company under which any Acquired Company is a named insured and (ii) a list of all claims made under each of such policies by or on behalf of an Acquired Company since January 1, 2017, copies of all of which have been provided to Purchasers. All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and such Acquired Company has not received any written notice of cancellation or non-renewal of any such insurance policies. To the Knowledge of Seller, neither any Acquired Company nor, to the extent applicable, any of Affiliates of an Acquired Company, is in default of any provision thereof. The Acquired Companies have timely filed all claims for which they are seeking payment or other coverage under any such insurance policies. No Acquired Company has made any claim against any such insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.
3.27.    Related Party Transactions. Except as set forth on Schedule 3.27, there are no Contracts or arrangements between an Acquired Company on the one hand, and Seller, any of its Affiliates or any of their respective Representatives on the other hand (collectively, “Related Party Transactions”). All Related Party Transactions set forth on Schedule 3.27 are on commercially reasonable terms no more favorable to such Acquired Company than what any third party negotiating on an arms‑length basis could expect.

Exhibit 2.1

3.28.    Brokers. There is no investment banker, non-insurance broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.
3.29.    Reserves. All reserves for claims, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated) as reflected in each of the Statutory Financial Statements of the Insurance Companies:
(a)    comply with the Insurance Statutes and the regulations, policies and requirements of the Minnesota Department of Commerce and the Illinois Department of Insurance;
(b)    are consistent with reserves computed in accordance with Standards of Practice issued by the Actuarial Standards Board (including the Casualty Actuarial Society’s Statement of Principles Regarding Property and Casualty Loss and Loss Adjustment Expense Reserves); and
(c)    make a reasonable provision for all unpaid loss and loss expense obligations of the Insurance Companies under the terms of their respective insurance policies and agreements.
For purposes of the Closing Surplus, all reserves will be computed in accordance with the Standards of Practice issued by the Actuarial Standards Board (including the Casualty Actuarial Society’s Statement of Principles Regarding Property and Casualty Loss and Loss Adjustment Expense Reserves) as those standards existed as of June 30, 2018.
3.30.    Reinsurance Arrangements. A list of all outstanding reinsurance, co-insurance, excess insurance, retrocession, ceding of insurance, or assumption of insurance agreements, arrangements and treaties to which any Insurance Company is either a party or which reinsure former liabilities of the Insurance Companies as of the date hereof (“Reinsurance Arrangements”) is included in Schedule 3.30, and a Schedule of Reinsurance providing a description of all such Reinsurance Arrangements, all parties thereto, and the extent of coverage provided to, required of, or relating to current or former liabilities of any Insurance Company, is listed in Schedule 3.30. No such Reinsurance Arrangement contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by this Agreement or any other provisions which would be altered or otherwise become applicable by reason of such transactions. The Insurance Companies are entitled under Applicable Law to take full credit on their respective Statutory Financial Statements for all amounts recoverable pursuant to the Reinsurance Arrangements listed in Schedule 3.30, all such amounts recoverable have been properly recorded in the books and records of account of the Insurance Companies and are properly reflected in the Statutory Financial Statements, and all such amounts are fully collectible in due course.
3.31.    Investments. The Insurance Companies are in possession of all certificates or other documentation evidencing ownership of the “Invested Assets” (which shall be defined as those assets listed in the Statutory Financial Statements for the fiscal year ended December 31, 2017, as modified by the Most Recent Balance Sheet), and have good and marketable title, free and clear of all Liens, to all of the Invested Assets. None of the Invested Assets is in default in the payment of principal, interest or dividends, and all Invested Assets substantially comply with (i) the investment

Exhibit 2.1

guidelines adopted by the Insurance Companies and (ii) the Insurance Statutes and all other insurance laws and regulations of each of the jurisdictions to which any of the Insurance Companies is subject thereto. Schedule 3.31 sets forth all amounts deposited by the Insurance Companies for the benefit of policyholders as required by any Governmental Authority.
3.32.    Regulatory Filings. Except as may be required for the transactions contemplated by this Agreement, each Acquired Company has duly filed with appropriate Governmental Authorities, to the extent that filing of the same is required by the Insurance Statutes or Applicable Law, all annual and quarterly statements and other statements, documents, filings, registrations and reports including, without limitation, any filings required under any state’s insurance holding company system act. All such statements, documents, filings, registrations and reports were in compliance in all material respects with the Insurance Statutes and all Applicable Law when filed, and there are no material omissions therefrom. Schedule 3.32 provides a true and complete copy of the most recent report of examination issued by the Minnesota Department of Commerce, the Illinois Department of Insurance and any other Governmental Authority that has examined or investigated any Acquired Company. The Acquired Companies have resolved all material issues raised in such reports to the satisfaction of the Governmental Authority which issued such reports. Except as set forth on Schedule 3.32, there is no action, proceeding, dispute, controversy, inquiry or investigation pending or, to Seller’s Knowledge, threatened by any Governmental Authority relating to any Acquired Company. Except for regular periodic assessments in the Ordinary Course of Business, no claim or assessment is pending nor, to Seller’s Knowledge, threatened against any Acquired Company by any state insurance guaranty association in connection with that association’s fund relating to insolvent insurers.
3.33.    Insurance Business. The Insurance Companies have paid in full all assessments by insurance guaranty funds, assigned risk pools, joint underwriting associations and “second injury” funds for which they have been billed. Any such assessments billed or accrued prior to the Closing Date, or any portion thereof, shall be and remain the liability of the Selling Parties. Any such assessments accrued and billed after the Closing Date, or any portion thereof, shall be the liability of Purchasers. All policies of insurance, reinsurance or retrocessional coverage issued by Insurance Companies are in compliance (and at the respective dates of issuance were in compliance) with the Insurance Statutes and Applicable Law and, to the extent required under such Insurance Statutes and Applicable Law, are on forms approved by applicable Governmental Authorities in the jurisdiction where issued, or have been filed with and not objected to by such Governmental Authorities. Any premium rates with respect to policies of insurance, reinsurance or retrocession currently issued by the Insurance Companies which are required to be filed with or approved by Governmental Authorities have been so filed or approved and premiums charged and conformed thereto. No outstanding policies of insurance, reinsurance or retrocession issued, underwritten, reinsured or assumed by any Insurance Company entitles the holder thereof or any person or entity to receive any dividends, distributions or other benefits based on the revenues or earnings of the Insurance Companies.
3.34.    Producers. Schedule 3.34 sets forth a true, accurate and complete list of all persons or entities appointed as Producers of the Acquired Companies. All persons or entities listed as Producers on Schedule 3.34 are duly licensed to act as agents, brokers, producers, managing general agents, third-party administrators, managing agents, managing general underwriters or intermediaries in the jurisdictions where they engage or have engaged in such activities. Except as

Exhibit 2.1

set forth on Schedule 3.34, none of the Acquired Companies is engaged in any material dispute with any of such Producer, no such Producer has notified any Acquired Company that it intends to terminate or materially reduce its business relations with any Acquired Company, and, to the Knowledge of Seller, there is no reason why any such Producer would not continue such business relationship with the Acquired Companies after Closing.
3.35.    Open Claims. Seller has provided a complete and accurate list, as of June 30, 2018, of all open claims under all Insurance Contracts, including, with respect to each claim, the amount of Loss and DCC reserves as set forth on the Closing Balance Sheets.
3.36.    Banks; Powers of Attorney. Schedule 3.36 contains a complete and correct list of the names and locations of all banks in which the Acquired Companies have accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 3.36, no person holds a power of attorney to act on behalf of any Acquired Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLING PARTIES
Each of the Selling Parties represents and warrants to Purchasers that the statements contained in Article IV are true and correct as of the date hereof and as of the Closing Date, in each case except as set forth on the Schedules corresponding to the Sections in this Article IV. Such Schedules are presented in numbers and letters corresponding to the numbers and letters of the Sections in this Article IV.
4.1.    Corporate Existence and Power. Each Selling Party (i) has been duly organized, is validly existing and is in good standing under the laws of its state of incorporation or domicile; (ii) has all corporate powers required to carry on the Business as now conducted; (iii) has all governmental licenses, authorizations, permits, consents and approvals required to carry on the Business as now conducted, and (iv) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business and is in good standing in each jurisdiction where such licensing is necessary to conduct the Business, as the case may be, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have a Material Adverse Effect. No Selling Party is in material violation of any of the provisions of its charter or by-laws with respect to the conduct of the Business.
4.2.    Corporate Authority. The execution, delivery and performance by each Selling Party and the Company of this Agreement and the Ancillary Agreements are within its powers and have been duly authorized by all necessary corporate action on the part of such Selling Party and the Company. This Agreement constitutes, and when executed and delivered the Ancillary Agreements (in each case, assuming the valid execution and delivery of Purchasers to the extent party thereto) will constitute, valid and legally binding agreements, enforceable against such Selling Party and/or the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
4.3.    Ownership and Transfer of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any and all Liens other than Permitted Liens. Seller has the corporate power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Purchasers good and marketable title to the Shares, free and clear of any and all Liens other than Permitted Liens.
4.4.    Non-Contravention. Subject to the making of the filings and receipt of the consents, authorizations and approvals referred to in Section 6.1 and as may be set forth in Schedule 4.4, and the expiration of any required waiting periods, the execution and delivery of, and performance by each Selling Party of its obligations under, this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, shall not:
(a)    result in a breach of any provision of the Governing Documents of any Selling Party;
(b)    result in a breach of any material Applicable Law, order, judgment or decree of any Governmental Authority to which Seller is a party or by which any Selling Party is bound;
(c)    result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material Contract commitment, understanding, arrangement or restriction of any kind, relating to the Business;

Exhibit 2.1

(d)    result in the creation of any Lien upon (i) the Shares or (ii) upon any of the assets of any Acquired Company (other than Permitted Liens); or
(e)    require the consent, approval, license, permit, order, qualification, registration or authorization of any Governmental Authority or any other Person except where the failure to obtain such consent, approval, license, permit, order, qualification, registration or authorization would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.5.    No Implied Representations. Except as otherwise specifically provided in Article III or this Article IV, the Selling Parties are not making any representation or warranty, express or implied, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability, suitability or fitness for a particular purpose of any Acquired Company or the Business.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Purchasers represents and warrants to the Selling Parties that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date, in each case except as set forth on the Schedules corresponding to the Sections in this Article V. Such Schedules are presented in numbers and letters corresponding to the numbers and letters of the Sections in this Article V.
5.1.    Existence and Power. Each purchaser (i) has been duly organized, is validly existing and is in good standing under the laws of its state of formation; (ii) has all limited liability company powers required to carry on its business as now conducted; (iii) has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted; and (iv) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business and is in good standing in each jurisdiction where such licensing is necessary to conduct its business as now conducted, except, in the case of each of clauses (ii) through (iv), as would not have a Material Adverse Effect.
5.2.    Authority. The execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements are within its powers and have been duly authorized by all necessary limited liability company action on the part of such Purchaser. This Agreement constitutes, and when executed and delivered the Ancillary Agreements (in each case, assuming the valid execution and delivery of the Selling Parties and/or any Acquired Company to the extent party thereto) will constitute, valid and legally binding agreements, enforceable against each Purchaser in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Exhibit 2.1

5.3.    Non-Contravention. The execution and delivery of, and performance by each Purchaser of its obligations under this Agreement and the Ancillary Agreements, shall not:
(a)    result in a breach of any provision of the Governing Documents of such Purchaser; or
(b)    result in a breach of any order, judgment or decree of any Governmental Authority to which such Purchaser is a party or by which such Purchaser is bound.
5.4.    Due Investigation. Each Purchaser is a sophisticated investor with expertise in acquiring and operating insurance businesses and (i) has performed its own independent investigation, analysis and assessment of the Acquired Companies and the Business, and during the course of conducting such investigation, analysis and assessment, such Purchaser has asked such questions, examined such documents, materials and information, and performed such other investigations as it deemed appropriate in its own discretion; (ii) acknowledges that the Selling Parties have made no representation or warranty (express or implied) as to the accuracy or completeness of any information (whether written or oral) transmitted or made available to such Purchaser or any of its Representatives, except those expressly set forth in this Agreement; (iii) acknowledges that it has not relied on the opinions, underwriting, actuarial criteria or analyses of the Selling Parties or any Representatives of the Selling Parties outside of any representation, warranty, covenant or agreement contained herein; and (iv) has reached its own independent judgments to enter into and close the transactions contemplated by this Agreement and the Ancillary Agreements based upon its own independent judgments, underwriting, actuarial criteria and analyses and the representations and warranties, covenants and obligations contained herein. Nothing in the foregoing shall be deemed to operate as a waiver or release by any Purchaser of any Selling Party from any representation, warranty, covenant or agreement otherwise specifically contained in this Agreement.
5.5.    Consents and Approvals. Except as set forth on Schedule 5.5, the execution, delivery and performance by Purchasers of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with their terms do not require Purchasers to obtain any permit or any consent, approval or action of, make any filing with, or give any notice to, any Governmental Authority or any other Person.
5.6.    Brokers. There is no investment banker, non-insurance broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchasers who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.
5.7.    No Litigation. There are no actions, suits, investigations, or proceedings pending, or threatened in writing, against any Purchaser, or any of its assets, properties or affiliates, at law or in equity, that individually or in the aggregate have or may reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
CERTAIN COVENANTS

Exhibit 2.1

6.1.    Governmental Authority Approvals.
(a)    Purchasers and the Selling Parties shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effectuate all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated hereby as promptly as practicable. Purchasers and the Selling Parties shall consult with the other, in each case subject to Applicable Laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authorities in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each such party agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each such party shall keep the other party apprised of the status of all such matters relating to completion of the transactions contemplated hereby.
(b)    Purchasers shall use their commercially reasonable efforts to file, or cause their Affiliates to file, a Form A (Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer) with (i) the Minnesota Department of Commerce regarding the proposed change of control of Mendota and Mendakota; and (ii) the Illinois Department of Insurance regarding the proposed change of control of MCC, in each case within 30 days following the execution of this Agreement.
(c)    The Selling Parties shall file, and cause their Affiliates to file, the notices and other filings described on Schedule 6.1(c) within 30 days following the execution of this Agreement.
(d)    Purchasers and the Selling Parties agree, upon request, to furnish the other party with all information concerning itself, its Affiliates (if applicable), directors, officers, members and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Affiliates (if applicable) to any Governmental Authority; provided, however, Purchasers, the Selling Parties and their respective Affiliates shall not be required to furnish the other party or any of its Affiliates with any confidential information regarding their future plans, financial projections or biographical information for its directors and officers.
(e)    No party shall be required to waive any condition precedent to comply with this Section 6.1.
6.2.    Conduct of Business.
(a)    Except as contemplated by this Agreement, during the period from the date hereof through Closing, the Selling Parties shall cause the Acquired Companies to:
(i)    conduct the respective businesses of the Acquired Companies only in the Ordinary Course of Business;

Exhibit 2.1

(ii)    use commercially reasonable efforts to (A) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Acquired Companies and (B) preserve its present relationship with Persons having business dealings with the Acquired Companies;
(iii)    maintain (A) all of the assets and properties of the Acquired Companies in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Acquired Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
(iv)    maintain the Licenses of the Acquired Companies in good standing, including, without limitation, maintaining a statutory capital and surplus amount in an amount required to maintain all such Licenses in good standing;
(v)    (A) maintain the books, accounts and records of the Acquired Companies in the Ordinary Course of Business; (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts; and (C) comply with all contractual and other obligations applicable to the operation of the Acquired Companies; and
(vi)    comply with Applicable Laws.
(b)    Except as otherwise expressly contemplated by this Agreement, during the period from the date hereof through Closing, the Selling Parties shall not, and shall cause the Acquired Companies not to:
(i)    declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of the Acquired Companies;
(ii)    transfer, issue, sell or dispose of any shares of capital stock or other securities of any Acquired Company, or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Acquired Company;
(iii)    effect any recapitalization, reclassification, stock split or like change in the capitalization of any Acquired Company;
(iv)    amend the Governing Documents of any Acquired Company;
(v)    (A) materially increase the annual level of compensation of any Employee of any Acquired Company; (B) increase the annual level of compensation payable or to become payable by any Acquired Company to any of their respective executive officers; (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant; (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive

Exhibit 2.1

compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of any Acquired Company or otherwise modify or amend or terminate any such plan or arrangement; (E) modify any underwriting procedures except in the Ordinary Course of Business; or (F) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Acquired Company is a party or involving a director, officer or Employee of any Acquired Company in his or her capacity as a director, officer or Employee of any Acquired Company;
(vi)    except for trade payables incurred in the Ordinary Course of Business, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;
(vii)    subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted) any of the properties or assets (whether tangible or intangible) of any Acquired Company;
(viii)    acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Acquired Companies, including, without limitation, making transfers between an Acquired Company and any of its Affiliates;
(ix)    cancel or compromise any Outstanding Debt or claim or waive or release any material right of any Acquired Company except in the Ordinary Course of Business;
(x)    enter into any commitment for capital expenditures of any Acquired Company in excess of $25,000 for any individual commitment and $100,000 for all commitments in the aggregate;
(xi)    enter into, modify or terminate any labor or collective bargaining agreement of any Acquired Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any Acquired Company;
(xii)    introduce any material change with respect to the operation of any Acquired Company, including any material change in the types, nature, composition or quality of its products or services; experience any material change in any contribution of its product lines to its revenues or net income; or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;
(xiii)    permit any Acquired Company to (A) enter into or agree to enter into any merger or consolidation with any corporation or other entity or (B) engage in any new business or invest in, make a loan, advance capital to, or otherwise acquire the securities of any other Person;

Exhibit 2.1

(xiv)    except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit any Acquired Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, Seller or any Affiliate of Seller;
(xv)    with respect to any Acquired Company, make, change or rescind any written election relating to Taxes, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Acquired Company for any period beginning after the Closing Date, except as required by applicable law or SAP;
(xvi)    enter into any Contract or commitment which restrains, restricts, limits or impedes the ability of any Acquired Company to compete with or conduct any business or line of business in any geographic area; or
(xvii)    agree to do anything prohibited by this Section 6.2 or anything that would make any of the representations and warranties of Seller in this Agreement or the Ancillary Agreements untrue or incorrect in any material respect as of any time through and including the Closing Date.
6.3.    Expenses. Except as otherwise specifically provided in this Agreement or any Ancillary Agreement, the parties to this Agreement will bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby.
6.4.    Public Announcements and Disclosure. Except with the prior written approval of the other party, which consent shall not be unreasonably withheld, neither the Selling Parties nor Purchasers shall, directly or indirectly, disclose to the public or to any third party any information concerning this Agreement and/or the transactions contemplated hereby, other than disclosures to financial, legal and other advisors and to Governmental Authorities or, upon the advice of legal counsel, otherwise required by Applicable Law or regulation (it being the intent of the parties hereto that Purchasers and the Selling Parties shall mutually agree on the form and timing of any individual or joint press releases to be issued, or any other public disclosure, with respect to this Agreement and the transactions completed hereby); provided, however, Purchasers acknowledge that Parent, as a publicly traded company, has an obligation to publicly disclose the existence of this Agreement upon its execution, and nothing herein shall prevent Parent from any such public disclosure provided that Parent shall use its commercially reasonable efforts to consult in good faith with Purchasers before making such disclosure and shall cooperate with Purchasers to limit the scope of disclosure to the minimal amount of information required by Applicable Law. Parent agrees to allow Purchasers to review Parent’s press release or other public disclosure before public disclosure is made and shall consider Purchasers’ comments thereto in good faith.

Exhibit 2.1

6.5.    Confidentiality.
(a)    All information provided to Purchasers in connection with this Agreement prior to the Closing shall be kept confidential until the Closing.
(b)    From and after the Closing Date, each party hereto will hold, and will use commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliates or Representatives), except with the prior written consent of the other party or unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby of Governmental Authorities) or by other requirements of Applicable Law or stock exchange regulation, or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or Ancillary Agreements or the transactions contemplated hereby or thereby, except to the extent that such documents or information can be shown to have been (a) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no violation of this provision by the receiving party or (b)  acquired by the receiving party after the Closing from another source if the receiving party is not aware that such source is under an obligation or duty to the party seeking to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchasers’ use of documents and information relating exclusively to the transfer of the Shares or the operations of the Acquired Companies furnished by the Selling Parties hereunder.
6.6.    Further Assurances. The Selling Parties and Purchasers shall use commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, subject to their respective terms; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk or obligation not contemplated by this Agreement and the Ancillary Agreements.
6.7.    [Reserved].
6.8.    Distribution. At a time mutually agreed upon by the Selling Parties and Purchasers, and subject to the receipt of all required approvals of the appropriate Governmental Authorities and prior to the Closing, Seller and the Company shall effect the Distribution.
6.9.    Access and Investigation. Between the date of this Agreement and the Closing, upon reasonable advance notice received from Purchasers, the Selling Parties shall, and shall cause their Affiliates to, (a) afford Purchasers and their Representatives reasonable access, during regular business hours, to the Acquired Companies’ properties, personnel, facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Acquired Companies, (b) furnish to Purchasers and their Representatives copies of all such contracts, books and records, and other existing documents and data that Purchasers or their Representatives may reasonably request, (c) furnish

Exhibit 2.1

Purchasers and their Representatives with such additional financial, operating, and other relevant data and information as Purchasers or their Representatives may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Purchasers and their Representatives, with Purchasers’ and their Representatives investigation of the properties, assets and financial condition of the Company.
6.10.    Notification. Between the date of this Agreement and the Closing, Purchasers or the Selling Parties, as the case may be (either such party, the “Disclosing Party”), shall promptly notify the other party in writing if the Disclosing Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Disclosing Party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Disclosing Party’s discovery of, such fact or condition. If any such fact or condition requires any change to the schedules prepared by a Disclosing Party, such Disclosing Party shall promptly deliver to the other party a supplement to such schedules specifying such change. In addition, between the date of this Agreement and the Closing, Purchasers or the Selling Parties, as the case may be, shall promptly notify the other party of the occurrence of any breach of any covenant by such party in this Article VI or of the occurrence of any event that may make the satisfaction of any conditions in Article IX or Article X, as applicable, impossible or unlikely. No disclosure pursuant to this Section 6.10 will prevent or cure any breach of any representation or warranty or covenant set forth herein.
6.11.    No Negotiation. Until such time as this Agreement may be terminated pursuant to Article XI, the Selling Parties shall not, and shall cause their Representatives not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Purchasers) relating to any merger, consolidation, business combination or similar transaction involving any Acquired Company, or the sale of the Business or the assets of any Acquired Company, or the sale of any equity interest in any Acquired Company. The Selling Parties shall notify Purchasers of any such inquiry or proposal and the terms thereof within 24 hours of receipt or awareness.
6.12.    Release. Except as otherwise provided in this Agreement and, effective as of the Closing, each Selling Party, on behalf of itself and the Seller Indemnified Parties hereby fully, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by Applicable Law, Purchasers and each of its Affiliates (to the extent of their capacity as successors and assigns to the Acquired Companies), each Acquired Company, and each current, former and future holder of any equity, voting, partnership, limited liability company or other interest in, and each controlling person, subsidiary, director, officer, employee, member, general or limited partner, stockholder, agent, attorney, representative, Affiliate, heir, assignee or successor of an Acquired Company or any Affiliate of the Acquired Companies (in their capacity as such) (collectively, the “Seller Released Parties”) from any and all claims, demands, damages, Litigation, causes of action, rights, costs, Damages, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, that any Selling Party or any Seller Indemnified Party has, will or might have in each case arising out of anything done, omitted, suffered or to be done by any Seller Released Party, in each case whether heretofore or hereafter accrued or unaccrued

Exhibit 2.1

and whether foreseen or unforeseen or known or unknown (collectively, the “Seller Released Claims”); provided, that, notwithstanding the foregoing, the Seller Released Claims shall not include (i) any rights or claims under this Agreement and the Ancillary Agreements or claims to enforce this Agreement and the Ancillary Agreements, (ii) any rights under any Contract between an Acquired Company, on the one hand, and Seller or any Seller Indemnified Party, on the other (to the extent such Contract is disclosed on Schedule 3.27 and not terminated pursuant to Section 6.14), and (iii) any claims that cannot be released as a matter of law.
6.13.    Insurance. For a period of six (6) years following the Closing Date, Seller shall maintain its current policies of directors’ and officers’ liability and employment practices liability insurance covering the Acquired Companies as in effect immediately prior to the Closing to the extent necessary to provide coverage for pre-Closing occurrences affecting the Acquired Companies; provided, however, that Seller may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous as they relate to the directors, officers or employees of the Acquired Companies as of the date hereof.
6.14.    Termination of Related Party Transactions. Effective immediately prior to the Closing, all Related Party Transactions, other than those set forth on Schedule 6.14, and intercompany accounts will be terminated, discharged or otherwise settled in the manner that is mutually acceptable to the parties.
6.15.    Misdirected Payments, Retained Liabilities, Etc. After the Closing, each Selling Party on behalf of itself and its Affiliates, covenants and agrees to remit, with reasonable promptness, to Purchasers any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) Purchasers or any Purchaser Indemnified Party as contemplated by this Agreement. Pending any such transfer, each Selling Parties will segregate any such payments from such party’s other assets and will clearly mark or designate them as the property of Purchasers or the applicable Acquired Company, as the case may be. In addition, each Selling Party and its Affiliates shall remain solely responsible for all of the Retained Liabilities. Each Selling Party and its Affiliates shall retain and timely pay, perform and discharge when due in accordance with their terms and in the Ordinary Course of Business all of the Retained Liabilities, and shall take all other actions and do all things necessary to ensure Purchasers and the Acquired Companies are not liable for and are held harmless from any of the Retained Liabilities. Notwithstanding the foregoing, in the event that any Selling Party fails to immediately make payments to Purchasers for the Retained Liabilities, Purchasers shall have the option, in Purchasers’ sole discretion, to recover such amounts by offsetting such amounts against the Escrow Accounts or any amounts otherwise due and payable by Purchasers or any of their Affiliates to any Selling Party. If Purchasers determine to recover such amounts by offsetting such amounts against the Escrow Accounts, (a) Purchasers and Seller shall jointly instruct the Escrow Agent to make any disbursement required by this Section 6.15 within five (5) Business Days after Purchasers’ notification to the Selling Parties, and (b) the Selling Parties shall promptly replenish the applicable Escrow Account in an amount equal to the amounts recovered by Purchasers pursuant to this Section 6.15.
6.16.    Net Lease Security Interest. As partial security for the Selling Party’s payment obligations under this Agreement (including pursuant to Section 6.17 and Article XII hereof), prior to the Closing, the Selling Parties shall cause to be granted to Purchasers, effective as of the Closing,

Exhibit 2.1

a security interest on Seller’s (or any Affiliate of Seller’s) entire equity interest in Net Lease Investment Grade Portfolio, LLC and its Subsidiaries (collectively, “Net Lease LLC”) (as such equity interest exists following the Restructuring) and any distributions to Seller (or any Affiliate of Seller) from Net Lease LLC, together with documentation providing reasonable assurance to Purchasers, as determined in Purchasers’ sole discretion, that any distributions from Net Lease LLC made to Seller (or any Affiliate of Seller) shall be placed in escrow to be held in accordance with the terms of the Escrow Agreement and that the Company shall be released from its guaranty of any and all obligations of Net Lease LLC (and that none of Acquired Companies shall have any Liabilities with respect to Net Lease LLC), in each case, in form and substance satisfactory to Purchasers in their sole discretion (the “Net Lease Security Documents”). Following the Closing, the Selling Parties shall not, and shall cause their Affiliates to not, subject the equity or assets of Net Lease LLC to any further Liens (other than Permitted Liens) without the prior written consent of Purchasers, which shall not be unreasonably withheld, conditioned or delayed.
6.17.    Settlement of Open Claims and Specified Claims.
(a)    The Selling Parties acknowledge and agree that, following the Closing, the Selling Parties, jointly and severally, shall be responsible for all loss and defense containment costs (“Loss and DCC”) paid or payable by Premier or its Affiliates (including the Acquired Companies) in excess of the Loss and DCC reserves carried on the Closing Balance Sheets, in each case, with respect to the Open Claims, up to a maximum of $2,500,000 in the aggregate (such aggregate amount, the “Excess Loss and DCC”). In furtherance thereof:

(i)
Within 75 days following the end of the fiscal year ending December 31, 2022, Premier shall deliver to the Selling Parties a report (with reasonable supporting documentation) setting forth (x) the aggregate amount of Loss and DCC reserves determined by the Insurance Companies’ actuary to be carried as of such year end with respect to the remaining Open Claims not yet closed as of December 31, 2022 and (y) the aggregate amount of Loss and DCC paid with respect to the Open Claims between July 1, 2018 and such year end. If (A) the sum of the amount of Loss and DCC reserves determined by the Insurance Companies’ actuary in (x) above plus the amount of paid Loss and DCC in (y) above exceeds (B) the Loss and DCC reserves carried on the Closing Balance Sheets with respect to the Open Claims, then Premier (or its designee) shall be entitled to recover the amount of any excess (subject to the limitations below) from the Selling Parties, by wire transfer of immediately available funds, within five Business Days of the date of delivery of the report contemplated by this Section 6.17(a)(i); or (B) the sum of the amount of Loss and DCC reserves determined by the Insurance Companies’ actuary in (x) above plus the amount of paid Loss and DCC in (y) above is less than the Loss and DCC reserves carried on the Closing Balance Sheets with respect to the Open Claims, Premier shall pay, by wire transfer of immediately available funds, the amount of such deficit to the Reserve True-Up Escrow Fund (to be held as escrow funds pursuant to the Escrow Agreement) within five Business Days of the date of delivery of the report contemplated by this Section 6.17(a)(i).

(ii)	Within 75 days following the end of each of the fiscal years beginning on December 31, 2023 and ending on the last day of the fiscal year as mutually agreed in writing

Exhibit 2.1

by the parties, Premier shall deliver to the Selling Parties a report (with reasonable supporting documentation) setting forth, (x) the aggregate amount of Loss and DCC reserves determined by the Insurance Companies’ actuary to be carried as of such year end with respect to the remaining Open Claims not yet closed as of such year end and (y) the aggregate amount of Loss and DCC paid with respect to the Open Claims between July 1, 2018 and such year end. If (A) the sum of the amount of Loss and DCC reserves determined by the Insurance Companies’ actuary in (x) above plus the amount of paid Loss and DCC in (y) above exceeds (B) the Loss and DCC reserves carried on the Closing Balance Sheets with respect to the Open Claims, then Premier (or its designee) shall be entitled to recover the amount of any excess (subject to the limitations below) first, from the Reserve True-Up Escrow Fund (in which case, Purchasers and the Selling Parties shall issue joint written instructions to the Escrow Agent authorizing the distribution of such amount from the Reserve True-Up Escrow Fund to Premier (or its designee)), and second, from the Selling Parties, by wire transfer of immediately available funds, in each case, within five Business Days of the date of delivery of the applicable report contemplated by this Section 6.17(a)(ii); or (B) the sum of the amount of Loss and DCC reserves determined by the Insurance Companies’ actuary in (x) above plus the amount of paid Loss and DCC in (y) above is less than the Loss and DCC reserves carried on the Closing Balance Sheets with respect to the Open Claims, Premier shall pay, by wire transfer of immediately available funds, the amount of such deficit to the Reserve True-Up Escrow Fund (to be held as escrow funds pursuant to the Escrow Agreement) within five Business Days of the date of delivery of the report contemplated by this Section 6.17(a)(ii).
For the avoidance of doubt, the Selling Parties’ aggregate liability for payments of any Excess Loss and DCC pursuant to this Section 6.17(a) shall not exceed $2,500,000. For the avoidance of doubt, in addition to the aggregate $2,500,000 that Premier may recover from the Selling Parties pursuant to this Section 6.17(a), Premier shall also be entitled to the return of any amounts previously paid by Premier to the Reserve True-Up Escrow Fund pursuant to this Section 6.17(a). In the event the Selling Parties fail to make the payments contemplated by this Section 6.17(a) when due, Premier shall be entitled to recover the amount of any excess (i) first, from the amount remaining in the Net Lease Escrow Fund (in which case, Purchasers and the Selling Parties shall issue joint written instructions to the Escrow Agent authorizing the distribution of such amount from the from the Net Lease Escrow Fund to Premier), and (ii) second, and in addition to any other remedies Purchasers may have under this Agreement, from the amounts remaining in the Closing Escrow Fund, if any, and following such distribution contemplated by this clause (ii), the Selling Parties shall promptly replenish the Closing Escrow Fund in an amount equal to the amount recovered by Premier. Notwithstanding anything in this Section 6.17(a) to the contrary, neither the Selling Parties, on the one hand, nor Purchasers, on the other, shall be responsible for the payment of any amounts pursuant to this Section 6.17(a) more than once.
(b)    The Selling Parties acknowledge and agree that the Selling Parties, jointly and severally, shall be responsible for all Loss and DCC paid with respect to the Specified Claims in excess of the Loss and DCC reserves carried on the Closing Balance Sheets with respect to the Specified Claims. In furtherance thereof, following the Closing, the Selling Parties shall promptly

Exhibit 2.1

pay all defense costs related to the Specified Claims as they are incurred, as directed by Premier (with supporting documentation).
ARTICLE VII
EMPLOYEE MATTERS
7.1.    Employees.
(a)    Purchasers agree to use commercially reasonable efforts, subject to the consent of any applicable insurer, to cause any pre-existing condition or waiting periods in its applicable welfare plans to be waived with respect to the Employees who remain employed by the Acquired Companies as of January 1, 2019. No assets of any employee benefit plan maintained by Seller will be transferred to Purchasers or any Affiliate of the Purchasers, and any liabilities related to or arising out of such plans will remain with Seller. Purchasers will use commercially reasonable efforts, subject to the consent of any applicable insurer, to cause Purchasers’ or their Applicable Affiliates’ qualified and non-qualified retirement savings plans, health and welfare benefit plans, including but not limited to vacation plans, to recognize the Employees’ service with Seller and the Company for purposes of eligibility and vesting (including, without limitation, severance and vacation benefits), but not for purposes of benefits accrual; provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits for the same period of service.
(b)    In the event any Employee shall be terminated after the Closing Date but on or before the first anniversary of the Closing Date in circumstances that would have entitled such Employee to severance pursuant to Seller’s severance plan in effect as of the Closing Date, Purchasers shall pay or shall cause to be paid to such Employee a severance benefit equal to the severance benefit that would have been payable under Seller’s severance plan had such Employee still been covered by it (or reimburse Seller for the amount of any severance benefit paid by Seller pursuant to such severance plan in excess of the amount of severance benefits paid by Purchasers or their Affiliates).
(c)    Seller acknowledges that Purchasers shall not be responsible for severance, if any, which may be due to the extent an Employee voluntarily terminates employment with Seller or the Company following the announcement of this Agreement but prior to the Closing.
7.2.    Cooperation of Former Seller Employees.
(a)    From time to time following the Closing, Seller may wish to secure the assistance of Purchasers in the event that Seller notifies Purchasers that it needs the cooperation of its former personnel on a pending matter. In such event, Purchasers represent that they will use commercially reasonable efforts to cause the former employee(s) of Seller who are employed by Purchasers or their Affiliates at the time of the request (“Former Seller Employees”) to cooperate with and provide reasonable assistance to Seller and/or any of its Affiliates, at the expense of Seller, at times and locations as reasonably requested by Seller and reasonably agreed to by Purchasers, and, in each case, at Seller’s sole cost and expense.
(b)    Such assistance shall be requested by Seller to assist it (i) in the defense of any Litigation, arbitration, claim, complaint, audit, proceeding, or investigation (whether threatened existing, initiated or contemplated prior to, on or after the Closing Date) relating to the Business

Exhibit 2.1

and arising out of any event that occurred on or prior to the Closing Date, or as to which they have or could reasonably be expected to have any knowledge and/or otherwise relating to or arising out of the Business, and (ii) in connection with any other transaction or matter that involved or involves or may involve facts or circumstances with which any such Former Seller Employees were involved or acquainted with as a director, officer or employee or advisor of any of Seller and/or any of its Affiliates, or as to which such Former Seller Employee has or could reasonably be expected to have knowledge.
(c)    Furthermore, from time to time after the Closing, the parties will provide reasonable assistance to the other, including making personnel reasonably available, at the requesting party’s expense, to assist in preparing and making required filings (such as reporting packages for annual filings required that relate to the Business written in prior periods).
(d)    The provisions set forth in this Section 7.2 shall apply only for a 12-month period following the Closing or as otherwise provided for in the Transition Services Agreement.
ARTICLE VIII
NON-COMPETE; NON-SOLICITATION
8.1.    Non-Compete With Respect to the Business. Each Selling Party hereby covenants and agrees that from and after the Closing Date and through the Non-Compete Period within the Territory, each Selling Party shall not, directly or indirectly, (a) engage in the Business or any business that competes with the Business, or (b) as a partner, member, employee, agent, officer, director, stockholder (except as a holder, for investment purposes only, of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, consultant, independent contractor, or joint venturer of any other Person, or in any other capacity, directly or beneficially own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or permit the use of its name by, or work for, or provide consulting, financial (not including bona fide indebtedness) or other assistance to, a Person that engages in any business that competes with the Business (collectively, the “Restricted Business”); provided, however, that the foregoing shall not prevent:
1.Seller and/or its Representatives from engaging in any other business as exists on or after the Closing Date, other than that which constitutes the Restricted Business at the Closing Date;
2.Seller and/or any of its Affiliates (other than the Acquired Companies) from issuing any insurance product to any Policyholder (other than an Insurance Contract relating to the Business);
3.Seller and/or its Representatives from reinsuring as a reinsurer or retrocessionaire of non-standard private passenger automobile business; and
4.any business concern that acquires Seller and/or any of its Representatives from engaging in the Restricted Business other than through Seller.

Exhibit 2.1

8.2.    Non-Solicitation. Each Selling Party agrees that during the Non-Solicitation Period it will not, and will cause its current and future Representatives not to (directly or indirectly): (i) hire, engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any Person employed by the Company, or induce or attempt to induce any such Person to leave such employment, or (ii) intentionally interfere with the relationships between the Acquired Companies and any of the Acquired Companies’ current customers, servicing carriers, sub-producers or other business associates engaged in the Business, or intentionally induce, solicit or otherwise cause to terminate, non-renew or reduce premiums written by any such customers, servicing carriers, sub-producers or other business associates, including, without limitation, the solicitation of any Policyholder, directly or through an agent, broker or other producer with respect to any insurance coverage pursuant to an Insurance Contract or an agreement similar thereto; provided, however, that in the case of clause (i) of this subsection, (x) placing a general advertisement of employment will not be deemed a breach of this Section 8.2 and (y) any Selling Party or its Representatives may hire a former employee of an Acquired Company after such former employee has ceased to be employed (without specific inducement by any Selling Party or its Representatives) by such Acquired Company in the operation of the Business for a period of at least six months.
8.3.    Remedies. Each Selling Party, on behalf of itself and its Representatives, agrees that irreparable damage would occur in the case of any breach of the covenants contained in this Article VIII, and, accordingly, that Purchasers shall be entitled to seek injunctive or other equitable relief, including the remedy of specific performance, to prevent any breach of this Article VIII.
8.4.    Reformation. The parties agree that the restrictive covenants set forth in Sections 8.1 or 8.2 of this Agreement are drafted to and are intended to comply with and be enforceable under Applicable Law; however, if any part of Sections 8.1 or 8.2 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time or too large a geographic area or over too great a range of activities, the restriction in such Sections should be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which such court would find it enforceable.
ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATION OF
PURCHASERS TO CLOSE
9.1.    Closing Conditions. The obligations of Purchasers under this Agreement relating to the transfer of the Shares and the other transactions to be consummated as of the Closing Date are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchasers in writing:
(a)    Representations, Warranties and Covenants. (i)  Each Selling Party shall have performed in all material respects all of its obligations under this Agreement required to be performed by the Selling Parties on or prior to the Closing Date; (ii) the representations and warranties of the Selling Parties contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and to the extent such representations and warranties are qualified by materiality, true and correct in all respects, on the date hereof and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date (other than such representations and warranties that are made as of a specific date,

Exhibit 2.1

which representations and warranties shall be deemed made on and as of such date); and (iii) Purchasers shall have received a certificate signed by an appropriate executive officer of each Selling Party to the effect that the foregoing conditions have been satisfied.
(b)    Approvals. All filings with and consents and approvals of Governmental Authorities and other Persons set forth on Schedule 9.1(b) required to consummate the transactions contemplated in this Agreement, the Ancillary Agreements and the Restructuring shall have been made and all required approvals shall have been obtained and shall be in full force and effect and without conditions or limitations that are unacceptable to Purchasers in Purchasers’ reasonable judgment. All waiting periods under any federal or state statute or regulation shall have expired or been terminated.
(c)    Closing Deliveries. All of the closing deliveries of the Selling Parties under Section 2.7(b) shall have been delivered to Purchasers or the appropriate Person.
(d)    No Injunction. There shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a Governmental Authority that prohibits or enjoins or any pending Litigation that seeks to restrain, prohibit or enjoin, the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements.
(e)    No Conflict with Laws. Neither the consummation nor performance of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with, or result in a violation of, or cause Purchasers to suffer any adverse consequence under, (i) any Applicable Law or (ii) any Applicable Law that has been published, introduced or otherwise proposed by or before any Governmental Authority.
(f)    Restructuring and Distribution. The Restructuring and Distribution each shall have been completed in a manner reasonably satisfactory to Purchasers.
(g)    Payment of Outstanding Debt and Termination of Related Party Transactions. The Selling Parties shall deliver to Purchasers evidence of (i) the payment in full of any Outstanding Debt secured by any assets of the Business or the equity of the Acquired Companies to the Persons listed on Schedule 9.1(g), including principal, interest and any penalties of any Outstanding Debt as of the Closing Date, and (ii) the termination, discharge or settlement of all Related Party Transactions, other than those set forth on Schedule 6.14, and intercompany accounts, in each case, in form and substance reasonably satisfactory to Purchasers.
(h)    Payment of Unpaid Transaction Fees. The Selling Parties shall deliver to Purchasers evidence of the payment in full of the Unpaid Transaction Fees to the Persons listed on Schedule 9.1(h), including principal, interest and any penalties of any Outstanding Debt as of the Closing Date, in form and substance reasonably satisfactory to Purchasers.
(i)    No Material Adverse Effect. There must not have been any Material Adverse Effect with respect to the Acquired Companies since the date of this Agreement.
(j)    Other Documents. The Selling Parties shall have delivered to Purchasers (i) a copy of resolutions (if any) duly adopted by the board of directors of each of Seller, Parent and the Company authorizing the execution, delivery and performance of this Agreement and the

Exhibit 2.1

Ancillary Agreements by Seller, Parent and the Company, certified by an officer of Seller, Parent or the Company (as applicable); (ii) certificates (in form and substance reasonably satisfactory to Purchasers) of an officer of Seller, Parent or the Company (as applicable) as to the incumbency and signatures of the officers of Seller, Parent and the Company executing this Agreement and the Ancillary Agreements; and (iii) such other documents, certificates or records as Purchasers or its counsel may reasonably request in order to give effect to the transactions contemplated hereby.
ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATION OF
SELLER TO CLOSE
10.1.    Closing Conditions. The obligations of the Selling Parties under this Agreement relating to the transfer of the Shares and the other transactions to be consummated as of the Closing Date are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Selling Parties in writing:
(a)    Representations, Warranties and Covenants. (i) Each Purchaser shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; (ii) the representations and warranties of Purchasers contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and to the extent such representations and warranties are qualified by materiality, true and correct in all respects, on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than such representations and warranties that are made as of a specific date, which representations and warranties shall be deemed made on and as of such date); and (iii) the Selling Parties shall have received a certificate signed by an appropriate executive officer of each Purchaser to the effect that the foregoing conditions have been satisfied.
(b)    Approvals. All filings with and consents and approvals of with Governmental Authorities and other Persons set forth on Schedule 10.1(b) required to consummate the transactions contemplated in this Agreement, the Ancillary Agreements and the Restructuring shall have been made and all required approvals shall have been obtained and shall be in full force and effect and without conditions or limitations that are unacceptable to the Selling Parties in the Selling Parties’ reasonable judgment. All waiting periods under any federal or state statute or regulation shall have expired or been terminated.
(c)    Closing Deliveries. All of the closing deliveries of Purchasers under Section 2.7(a) shall have been delivered to Seller or the appropriate Person.
(d)    Delivery of Closing Payment. The Closing Payment shall have been delivered to Seller and/or the Escrow Agent in accordance with Section 2.4.
(e)    No Injunction. There shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a Governmental Authority that prohibits or enjoins, the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

Exhibit 2.1

(f)    No Conflict with Laws. Neither the consummation nor performance of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with, or result in a violation of, or cause the Selling Parties to suffer any adverse consequence under, (i) any Applicable Law or (ii) any Applicable Law that has been published, introduced or otherwise proposed by or before any Governmental Authority.
(g)    Other Documents. Purchasers shall have delivered to the Selling Parties: (i) a copy of the resolution duly adopted by the board of directors of each Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements by such Purchaser, certified by the Secretary or an Assistant Secretary of such Purchaser; (ii) certificates (in form and substance reasonably satisfactory to Seller) of the Secretary or an Assistant Secretary of such Purchaser as to the incumbency and signatures of the officers of such Purchaser executing this Agreement and the Ancillary Agreements; and (iii) such other documents, certificates or records as Seller or its counsel may reasonably request to give effect to the transactions contemplated hereby.
ARTICLE XI
TERMINATION PRIOR TO CLOSING
11.1.    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    by the Selling Parties or Purchasers, by written notice to the other party(ies), if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Selling Parties or Purchasers which prohibits or restrains the Selling Parties or Purchasers from consummating the transactions contemplated in this Agreement or the Ancillary Agreements; provided, however, that the Selling Parties and Purchasers, as the case may be, shall have used commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the order, writ, injunction or decree is not lifted by the Termination Date;
(b)    by the Selling Parties or Purchasers, by written notice to the other party, if the Closing has not been consummated on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose material breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date as it may be extended;
(c)    by Purchasers, by written notice to the Selling Parties, if a breach of any representation, warranty, covenant or agreement on the part of the Selling Parties set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article IX not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 calendar days following receipt by the Selling Parties of notice of such breach from Purchasers;
(d)    by the Selling Parties, by written notice to Purchasers, if a breach of any representation, warranty, covenant or agreement on the part of Purchasers set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article X not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured

Exhibit 2.1

within 30 calendar days following receipt by Purchasers of notice of such breach from the Selling Parties; or
(e)    at any time prior to the Closing by mutual written consent of the Selling Parties and Purchasers.
11.2.    Survival Upon Termination. If this Agreement is terminated pursuant to Section 11.1, such termination shall be without liability of any party, or any Affiliate of such party, to the other party to this Agreement, except for the liabilities, if any, of any party with respect to the payment of expenses pursuant to Section 6.3 (Expenses), Section 6.4 (Public Announcements and Disclosure) and Section 6.5 (Confidentiality); provided, however, that if such termination shall result from willful and knowing breach by a party of the representations, warranties or covenants or agreements of such party contained in this Agreement, such party shall be liable for any and all damages, costs and expenses (including reasonable counsel fees but excluding punitive damages) sustained or incurred by the other party to this Agreement.
ARTICLE XII
SURVIVAL; INDEMNIFICATION
12.1.    Survival. All representations and warranties made by the Selling Parties in Articles III and IV, and Purchasers in Article V, and in any certificate or schedule delivered or executed in connection herewith shall survive for a period of 18 months after the Closing Date, whereupon they shall expire, and all claims for breach of said representations and warranties will be deemed waived unless the non-breaching party notifies the breaching party in writing and with reasonably specificity of the matters constituting the breach prior to the expiration of the applicable Survival Period, except that (a) the Fundamental Representations shall survive until the date that is 20 years after the Closing Date and (b) the representations and warranties set forth in Section 3.10 shall survive until 90 days after the expiration of the applicable statute of limitations. All claims related to (i) covenants, undertakings and agreements contained in this Agreement or any document, certificate, schedule or instrument delivered or executed in connection herewith to be performed or complied with prior to the Closing shall survive for a period of 18 months after the Closing Date, and (ii) covenants, undertakings and agreements contained in this Agreement or any document, certificate, schedule or instrument delivered or executed in connection herewith to be performed or complied with after the Closing shall survive until 90 days after the period expressly stated in this Agreement or such other document, as applicable, for such covenant, undertaking or agreement or, if not stated, shall survive indefinitely. The period of time a covenant, agreement, undertaking, representation or warranty survives the Closing pursuant to this Section 12.1 shall be the “Survival Period”. Notwithstanding the foregoing, any claim related to the fraud or willful misconduct of a party, shall survive indefinitely. Notwithstanding the foregoing, if, prior to 5:00 p.m. Central U.S. Time on the last day of the applicable Survival Period, an Indemnifying Party shall have been properly notified by an Indemnified Party of a third-party claim or direct claim for indemnity hereunder and such claim shall not have been fully and finally resolved at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is fully and finally resolved in accordance with the terms hereof.

Exhibit 2.1

12.2.    Indemnification.
(a)    Subject to Section 12.1, the Selling Parties, jointly and severally, shall indemnify, reimburse, defend, protect and hold harmless Purchasers and their Affiliates (including following Closing, the Acquired Companies), and its and their respective shareholders, subsidiaries, officers, directors, managers, employees, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Damages, arising out of or relating to:
(i)    any breach of any representation or warranty made by the Selling Parties in this Agreement or any document, certificate, schedule or instrument delivered or executed in connection herewith,
(ii)    any breach, nonfulfillment or default in the performance of any covenant or agreement made by any Selling Party or any Acquired Company in this Agreement or any document, certificate, schedule or instrument delivered or executed in connection herewith;
(iii)    any Outstanding Debt as of the Closing Date and Unpaid Transaction Fees, except to the extent taken into account in the calculation of Closing Surplus;
(iv)    (A) any Taxes of Seller or any Acquired Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (as calculated pursuant to Section 13.2), including but not limited to any Taxes associated with the Distribution and the Restructuring, (B) any Transfer Taxes for which Seller is liable pursuant to Section 13.9, (C) any Taxes of Purchaser or any Affiliate thereof that result from Seller’s failure to make the Transferred NOL elections set forth in Section 13.11, and (D) any Taxes (other than any portion of any Transfer Taxes payable by the Purchasers pursuant to Section 13.9) imposed on any Acquired Company under Treasury Regulation 1.1502-6 (or any comparable provision of foreign, state or local law) as a result of any Acquired Company’s (or any predecessor’s) inclusion as a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, in each case with respect to any taxable period (or portion thereof determined in accordance with Section 13.2) of such Acquired Company ending on or before the Closing Date, or Taxes payable by reason of contract (including any tax sharing agreement), assumption, transferee, successor or similar liability (including bulk transfer or similar laws), limited, in each case of clauses (A) – (D) of this Section 12.2(a)(iv), to the amount of such Taxes in excess of amounts accrued as a liability for such Taxes (or otherwise taken into account in the calculation of the Closing Surplus) and any amounts accrued as a liability for such Taxes, consistent with past practice, for time periods after June 30, 2018 through the Closing Date;
(v)    any claim based on fraud or willful misconduct of any Selling Party;
(vi)    any Retained Liabilities; or
(vii)    any other Liabilities or matters set forth on Schedule 12.2(a).

Exhibit 2.1

Notwithstanding the foregoing, the Selling Parties shall not be liable under Section 12.2(a)(i) for a breach of any representation or warranty until the total aggregate amount of Damages with respect to all such claims or matters relating to said clauses referred to in Section 12.2(a)(i) exceeds $250,000 (other than for Damages related to a breach of the Seller Fundamental Representations or the representations and warranties set forth in Section 3.10 or which relate to fraud or willful misconduct), in which event the Selling Parties shall be liable for Damages only in excess of such amount (subject to the following sentence). The maximum amount of the Selling Parties’ collective and aggregate liability for Damages under Section 12.2(a)(i) shall in no event exceed $2,000,000 (other than for Damages related to a breach of the Seller Fundamental Representations or the representations and warranties set forth in Section 3.10 or which relate to fraud or willful misconduct). The maximum amount of the Selling Parties’ collective and aggregate liability for Damages (other than for fraud and willful misconduct) under Section 12.2(a) shall in no event exceed the Purchase Price; provided, however, (i) that any amounts recovered or recoverable under Section 12.2(a)(ii) for a breach of any of the covenants contained in Section 6.17 shall not reduce the Selling Parties’ aggregate liability under Section 12.2(a) and (ii) the Selling Parties’ aggregate liability under Section 12.2(a)(ii) for a breach of any of the covenants contained in Section 6.17(b) shall be uncapped.
(b)    Subject to Section 12.1, Purchasers shall indemnify, reimburse, defend, protect and hold harmless the Selling Parties and their Affiliates and their respective shareholders, subsidiaries, officers, managers, partners, directors, employees, successors and permitted assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Damages arising out of or relating to:
(i)    any breach, nonfulfillment or default in the performance of any representation or warranty made by Purchasers in this Agreement or document, certificate, schedule or instrument delivered or executed in connection herewith; or
(ii)    any breach, nonfulfillment or default in the performance of any covenant or agreement, made by Purchasers in this Agreement or document, certificate, schedule or instrument delivered or executed in connection herewith.
Notwithstanding the foregoing, Purchasers shall not be liable under Section 12.2(b)(i) for any breach of a representation or warranty unless the total aggregate amount of Damages with respect to all breaches of representations and warranties referred to in Section 12.2(b)(i) exceeds $250,000 (other than for breaches of the Purchaser Fundamental Representations or which relate to fraud or willful misconduct), in which event Purchasers shall be liable for Damages only in excess of such amount (subject to the following sentence). The maximum amount of Purchasers’ collective and aggregate liability for Damages under Section 12.2(b)(i) shall in no event exceed $2,000,000 (other than for Damages related to a breach of the Purchaser Fundamental Representations or which relate to fraud or willful misconduct). The maximum amount of Purchasers’ collective and aggregate liability for Damages (other than for fraud and willful misconduct) under Section 12.2(b) shall in no event exceed the Purchase Price.
(c)    All indemnification payments payable hereunder shall be reduced by (i) the amount of insurance proceeds (net of any costs of recovery or premium increases incurred in connection therewith) received by the Indemnified Party as a result of the loss for which the

Exhibit 2.1

Indemnified Party is seeking reimbursement, and (ii) the amount of any Tax benefit actually realized by such Indemnified Party or its Affiliates with respect to the applicable loss during the Tax year in which the loss was incurred (and increased by any Tax detriment realized by such Indemnified Party or its Affiliates with respect to its entitlement to indemnification hereunder).
(d)    For avoidance of doubt, the Selling Parties shall have no obligation to indemnify any Person pursuant to this Section 12.2 for Damages to the extent of the amount of any reserve therefor or liability or other deduction from surplus relating thereto that is taken into account in determining Closing Surplus.
12.3.    Procedures for Third Party Claims.
(a)    The party seeking indemnification under Section 12.2 (the “Indemnified Party”) agrees to give prompt notice (in accordance with Section 14.12) to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any third party claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 12.2 (the “Third Party Claims”). Such notice referred to in the preceding sentence shall include the estimated amount of such asserted claim (if reasonably estimable). The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve any Indemnifying Party from any Liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 12.3, except to the extent such failure shall actually and materially prejudice an Indemnifying Party.
(b)    Upon receipt of notice from the Indemnified Party pursuant to Section 12.3(a), the Indemnifying Party will have the right to, subject to the provisions of this Section 12.3, assume the defense and control of such Third Party Claims, by so notifying the Indemnified Party within 15 days of receipt of the Indemnified Party’s written notice or sooner if the nature of the claim so required. Such notice shall set forth the Indemnifying Party’s unconditional acknowledgment of responsibility for the defense of such Third Party Claim and of the Indemnifying Party’s indemnification obligations under this Agreement with respect to the Third Party Claim in question and all Damages relating to that Third Party Claim. If the Indemnifying Party declines or fails to assume the defense of such Third Party Claim within such 15-day period, the Indemnified Party may employ counsel of its choosing to represent or defend it in any such Third Party Claim and the Indemnifying Party will advance fees and disbursements of such counsel within 30 days of the submission of periodic bills. The Indemnifying Party shall at all times use reasonable efforts to keep the Indemnified Party reasonably apprised of the status of any matter the defense of which they are maintaining, including, without limitation, providing the other party notice of any bona fide settlement offers. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claim with its own counsel and at its own expense (provided that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Third Party Claim; (ii) the Indemnified Party shall have reasonably concluded, upon advice of the Indemnified Party’s counsel, that there may be material defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party; (iii) the Indemnifying Party’s counsel shall have advised the Indemnifying Party in writing, with a copy delivered to the Indemnified Party, that there is a conflict

Exhibit 2.1

of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel; or (iv) such Third Party Claim shall seek injunctive or equitable relief that if granted would materially interfere with the conduct of the Business by Purchasers). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall take all steps necessary in the defense or settlement of such Third Party Claim; and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. Each party shall, and shall cause each of its Affiliates and Representatives to use reasonable efforts to cooperate, as requested, with the Indemnifying Party or the Indemnified Party, as applicable, in the defense of any Third Party Claim; provided, that such cooperating party shall not be obligated to bear any expenses related to such cooperation.
(c)    Notwithstanding Section 12.3(b) above, the Indemnifying Party shall not be entitled to assume or control the defense of such Third Party Claim, but shall be able to participate fully and jointly with the Indemnified Party (at the Indemnifying Party’s sole cost and expense), if: (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages); (ii) the Third Party Claim relates to or arises in connection with any criminal, quasi-criminal or regulatory proceeding, action, indictment, allegation or investigation; (iii) the Third Party Claim would involve a third party that, as of the time of such claim, is currently a customer or vendor of the Indemnified Party; or (iv) in the case of a Third Party Claim initiated against an Indemnified Party, that, together with the potential Damages associated with all other pending or settled claims, are in excess of the applicable limitations set forth in Section 12.2.
(d)    The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of this Section 12.3, without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party or imposes an obligation of confidentiality (and, for the avoidance of doubt, does not impose any equitable remedies); (ii) provides a complete release of any Indemnified Party and any of its Representatives potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims; and (iii) would not restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or otherwise impose material obligations on the Indemnified Party or any of its Affiliates other than financial obligations for which such Indemnified Party or its Affiliates will be indemnified hereunder. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned.
12.4.    Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to Section 12.2, it being understood that notices for claims in respect of

Exhibit 2.1

a breach of a representation or warranty must be delivered prior to the expiration of the applicable Survival Period for such representation or warranty.
12.5.    Payment Procedures. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement with respect to the Damages related to a claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five Business Days after the date of such notice. Notwithstanding the foregoing sentence, in the event any Selling Party is the Indemnifying Party, then any indemnification payment to be made to the Purchaser Indemnified Parties shall be paid by the Selling Parties by wire transfer of immediately available funds in the amount of such indemnification payment, and at Purchasers’ option, and in Purchasers’ sole discretion, to the extent of any remaining unpaid amount, against the funds remaining in the Escrow Accounts (in which case the Selling Parties shall replenish the applicable Escrow Accounts by the amounts so recovered), or Purchasers shall have the option, in Purchasers’ sole discretion, to offset such amounts against any amounts otherwise due and payable by any of the Purchaser Indemnified Parties or any of their Affiliates to the Selling Parties or exercise any and all remedies available to Purchasers under the Net Lease Security Documents.
12.6.    Exclusive Remedy, Etc. The parties hereto expressly acknowledge and agree that except as otherwise expressly provided in this Agreement, the provisions of this Article XII shall be the sole and exclusive remedy for Damages caused as a result of any breach of any representation or warranty, or any breach, nonfulfillment or default in the performance of any covenant or agreement, contained in this Agreement, other than claims based on fraud or willful misconduct, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims, all of which the parties hereby waive; provided, however, that nothing in this Agreement shall prevent either party from seeking an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof, including, without limitation, any remedies sought pursuant to Section 8.3. Any liability for indemnification hereunder will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. If the Indemnifying Party pays an amount in discharge of any claim under this Agreement, and the Indemnified Party or any of its Affiliates subsequently recovers from a third Person a sum which is attributable to the subject matter of the claim, the Indemnified Party will within 15 days pay to the Indemnifying Party an amount equal to all amounts so recovered up to the aggregate amount thus paid by the Indemnifying Party hereunder.
12.7.    Specific Performance. It is agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise. Each party hereby waives any requirement for the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory of other relief.

Exhibit 2.1

12.8.    Effect of Investigation. The rights of Purchasers to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Purchasers may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Purchasers. Each Selling Party hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Purchasers, and regardless of the results of any such investigation, Purchasers have entered into this transaction in express reliance upon the representation and warranties of the Selling Parties or any Acquired Company made in this Agreement and the Ancillary Agreements.
12.9.    Right of Setoff. Subject to the limitations set forth in Section 12.2(a), in the event Purchasers provide the Selling Parties notice of a good faith claim for indemnification under this Article XII, Purchasers may in their sole discretion elect, upon its delivery to the Selling Parties of written notice, to withhold any unpaid amounts of the Purchase Price Purchasers may otherwise be obligated to pay.
12.10.    Materiality; Strict Liability. For purposes of calculating Damages hereunder, any materiality, Material Adverse Effect or other similar qualifications in the representations, warranties, covenants and agreements shall be disregarded. The indemnification provisions of this Article XII are to be enforceable regardless of whether any Person (including any party hereto) alleges or proves the sole, concurrent, contributory or comparative negligence of the Indemnified Party or the sole or concurrent strict liability imposed upon the Indemnified Party.
12.11.    No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, each Selling Party agrees that neither any Selling Party nor any of its Affiliates shall make any claim for indemnification against Purchasers or their Affiliates (including, after the Closing, the Acquired Companies) by reason of the fact that any Selling Party or its Affiliates were a controlling person, equity holder or other Representative of any Acquired Company with respect to any claim brought by a Purchaser Indemnified Party against the Selling Parties relating to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that is based on any facts or circumstances that form a basis for a claim for indemnity by a Purchaser Indemnified Party under this Agreement. For the avoidance of doubt, no Seller Indemnified Party will be deemed a Purchaser Indemnified Party hereunder.
12.12.    Treatment of Payments. All payments made pursuant to this Article XII shall be treated as an adjustment to the Purchase Price, except as otherwise required by Applicable Law.
ARTICLE XIII
TAX MATTERS
13.1.    Returns and Payments.
(a)    Seller shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis, all consolidated, unitary, combined, or similar Tax Returns that include any Acquired Company and Seller or any Affiliate of Seller (other than the Acquired Companies) (the “Consolidated Tax Returns”) for any taxable period (or portion thereof, determined in accordance with Section 13.2) ending on or before the Closing Date and shall pay all Taxes reflected on such Consolidated Tax Returns. Except as required by Applicable Law and except as relates to the

Exhibit 2.1

transactions contemplated by this Agreement, all such Consolidated Tax Returns shall be prepared in accordance with the past custom and practice of Seller and the Acquired Companies. The Acquired Companies shall furnish Tax information to Seller and the appropriate Affiliates of Seller and shall cooperate with Seller and the appropriate Affiliates of Seller as reasonably necessary to prepare and file the Consolidated Tax Returns in accordance with Seller’s and the Acquired Companies’ past custom and practice.
(b)    Purchasers shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Acquired Companies that are due after the Closing Date other than the Consolidated Tax Returns, and, subject to the indemnity for Taxes as provided in Section 12.2(a)(iv), Purchasers shall pay all Taxes reflected on such Tax Returns. Except as required by Applicable Law, all such Tax Returns which reflect a liability subject to indemnification pursuant to Section 12.2(a)(iv) shall be prepared in accordance with the past custom and practice of the Acquired Companies.
(c)    Purchasers shall provide Seller with a copy of each income Tax Return required to be prepared (or caused to be prepared) by Purchasers pursuant to Section 13.1(b) hereof for a taxable period beginning before the Closing Date at least thirty (30) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, Seller shall have the right to review and comment on such Tax Returns prior to the filing of such Tax Return, and Seller shall provide Purchasers written notice of any objections they have with respect to such Tax Returns (a “Tax Dispute”) within ten (10) Business Days of the delivery of such Tax Return. In the event of any such objections, the parties shall in good faith attempt to resolve such dispute for a period of five (5) Business Days following the date on which Purchasers were notified of the Tax Dispute; provided, that if such dispute is not settled within such time period, the parties shall promptly submit all such remaining disputed matters to the Neutral Auditors for resolution in a timely manner so that such Tax Return may be timely filed. If the Neutral Auditors are unable to make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Tax Return in question, then Purchasers may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of Seller; provided, however, that such Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 13.1(c). Notwithstanding the filing of such Tax Return, the Neutral Auditors shall make a determination with respect to any disputed issue, and the amount of Taxes, if any, with respect to which Seller or Purchasers may be responsible pursuant to this Article XIII and Section 12.2(a)(iv) shall be calculated consistently with such determination. The decision by the Neutral Auditors shall be final and binding on the parties with respect to how any such Tax Return should be filed. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to the Neutral Auditors pursuant to this Section 13.1(c) shall be borne in inverse proportion to the degree that each party prevails on the Tax Dispute, which proportionate allocation will also be determined by the Neutral Auditors.
13.2.    Straddle Period Taxes. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after such date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

Exhibit 2.1

(a)    in the case of Taxes that are either (A) based upon or related to income or receipts (other than premiums), or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable period ended on the Closing Date (based upon an interim closing of the books as of such date); and
(b)    in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and
(c)    in the case of Taxes imposed on the basis of gross premiums, deemed equal to the amount of Taxes that would be payable based upon the amount of premium written as of the Closing Date.
13.3.    Extraordinary Transactions. Notwithstanding any provision of this Agreement to the contrary, neither Seller nor any Affiliate of Seller shall be liable or responsible for, or shall be required to indemnify Purchasers or the Acquired Companies for, any Taxes arising out of, relating to or resulting from any transactions or actions engaged in by the Acquired Companies not in the Ordinary Course of Business taken solely by or at the direction of Purchasers or any Affiliate thereof that occur on the Closing Date but after the Closing (an “Extraordinary Transaction”). Purchasers shall indemnify and hold harmless Seller and its Affiliates for any Tax owed by any Person arising out of, relating to, or resulting from any Extraordinary Transaction, and Purchasers and their Affiliates and Seller agree to report all Extraordinary Transactions utilizing the “next day rule” of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).
13.4.    Tax Accruals. Purchasers shall pay to Seller the excess of any amount accrued as a liability for Taxes (or otherwise taken into account) in the calculation of the Closing Surplus over the actual amount of the Acquired Companies’ Liabilities for Taxes for the relevant taxable period (or portion thereof determined in accordance with Section 13.2). Such actual amount of the Acquired Companies’ Liabilities for Taxes for such period shall (i) with respect to any taxable period for which a Tax Return is filed pursuant to Section 13.1(b), be the amount of the Tax set forth on the applicable Tax Return as so filed, and (ii) with respect to any other taxable period, be the amount of the Tax for such period as determined on audit or otherwise. Such payment shall be made within ten (10) days of the filing of the applicable Tax Return or the date of determination of such Tax amount on audit or otherwise, as applicable. For the purposes of clarity, the provisions of this Section 13.4 shall not limit Purchasers’ ability under Article XII to be indemnified for any Tax in the event that the amount of Taxes as shown on any Tax Return filed pursuant to Section 13.1(a) or (b) is subsequently adjusted by a Governmental Authority on audit or otherwise.
13.5.    Tax Refunds; Amended Returns; Statute Extensions. Any Tax refund (including any interest payable by a Governmental Authority with respect thereto) relating to the Acquired Companies for Taxes paid for any taxable period (or portion thereof, calculated in accordance with Section 13.2) ending on or prior to the Closing Date and not reflected or otherwise taken into account as an asset in the calculation of the calculation of Closing Surplus shall be the property of Seller,

Exhibit 2.1

and if received by (or credited against any Tax of) Purchasers or the Acquired Companies shall be paid over promptly to Seller (net of any expenses or costs incurred in obtaining such refund or credit); provided, however, that any such Tax refund that is attributable to a carryback of an Acquired Company’s loss or credit from a taxable period or portion thereof beginning after the Closing Date shall be the property of Purchasers. Seller shall, upon request of Purchasers, repay to Purchasers the amount of any such refund (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) in the event Purchasers or any of their Affiliates is required to repay such refund to such Governmental Authority. Purchasers shall not cause or permit any Acquired Company or any Affiliate of any Acquired Company to amend or modify any Tax Return of any Acquired Company relating to any taxable period (or portion thereof, determined in accordance with Section 13.2) ending on or before the Closing Date without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Purchasers shall not cause or permit any Acquired Company or any Affiliate of any Acquired Company to waive any statute of limitations in respect of Taxes or agree to the extension of time with respect to a Tax assessment or deficiency of any Acquired Company for any taxable period (or portion thereof, determined in accordance with Section 13.2) ending on or before the Closing Date without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
13.6.    Tax Contest.
(a)    After the Closing, Purchasers shall promptly notify Seller in writing of the commencement of any Tax Contest that relates to the Acquired Companies for a taxable period (or portion thereof, determined in accordance with Section 13.2) ending on or before the Closing Date. Such notice shall contain factual information (to the extent known to Purchasers or the Acquired Companies) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability; provided, however, that any delay or failure to give such prompt notification shall not affect Seller’s obligation to provide indemnification pursuant to Section 12.2(a)(iv) with respect to such Tax Contest except and only to the extent that Seller is adversely impacted as a result of such failure.
(b)    In the case of any Tax Contest that relates to the Acquired Companies for any taxable period ending on or before the Closing Date other than with respect to a Consolidated Tax Return (determined in accordance with Section 13.6(d)), Seller shall elect in writing delivered to Purchasers whether or not to assume the defense of and control the conduct of, or to participate in, such Tax Contest. Such written notice shall set forth Seller’s acknowledgement of responsibility for the defense of such Tax Contest. Seller shall allow Purchasers and the Acquired Companies and their counsel to participate at their expense in any such Tax Contest so assumed and controlled by Seller, and Seller shall not settle any such Tax Contest without the written consent of Purchasers, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller elects not to assume the defense of any such Tax Contest or portion thereof, Purchasers may, without prejudice to its right to indemnification pursuant to Section 12.2(a)(iv), defend (or choose not to defend) the same in such manner as it may deem appropriate.
(c)    Purchasers shall have the right to control the conduct of any Tax Contest for any taxable period that begins before and ends after the Closing Date. Purchasers shall allow Seller and its counsel to participate at Seller’s expense in any such Tax Contest described in this Section

Exhibit 2.1

13.6(c), and Purchasers shall not settle any such Tax Contest without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)    Notwithstanding any other provision in this Agreement to the contrary, Seller and its Affiliates shall exclusively control the conduct of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or judicial proceeding, suit, dispute or other claim involving any Consolidated Tax Return, and Seller and its Affiliates shall have sole discretion in administering any such claims including the right to settle such claims, including any extensions or waivers relating thereto.
(e)    For purposes of clarity, where the provisions of this Section 13.6 and Section 12.3 conflict, the provisions of this Section 13.6 shall control.
13.7.    Cooperation and Exchange of Information. Seller and Purchasers, and their respective Affiliates, shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any Tax Contest or any audit or similar examination of the Acquired Companies or Purchasers in respect of Taxes. Such cooperation and information shall include, but not be limited to, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Seller and Purchasers shall each retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three (3) years following the due date (without extension) for such returns. Neither Seller, on the one hand, nor any Purchaser or any Acquired Company, on the other hand, shall dispose of any such materials unless it first offers in writing to the other party the right to take possession of such materials at such other party’s sole expense and the other party fails to accept such offer within fifteen (15) Business Days of the offer being made. Any information obtained under this Section 13.7 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Contest or as otherwise may be required by applicable law, regulation or the rules of any stock exchange.
13.8.    Termination of Tax Sharing Agreements. Notwithstanding anything to the contrary in this Agreement, all Liabilities, obligations and other rights between any member of the Affiliated Group which includes Seller or its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, under any Tax sharing or Tax indemnity agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.
13.9.    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes (“Transfer Taxes”), and any conveyance fees or recording charges incurred

Exhibit 2.1

in connection with the contemplated transactions, will be borne equally by Purchasers, on the one hand, and Seller, on the other. Subject to the preceding sentence, the applicable party hereto will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. Seller and its Affiliates (other than the Acquired Companies) (on the one hand), and Purchasers and the Acquired Companies and their Affiliates (on the other hand) shall cooperate with each other and use their commercially reasonable efforts to minimize the amount of such Transfer Taxes.
13.10.    Section 336(e) and Section 338 Elections. Notwithstanding anything to the contrary contained herein, Purchasers shall not make, and shall not permit any Acquired Company to make, any election under Section 336(e) or Section 338 of the Code with respect to any of the transactions contemplated by this Agreement.
13.11.    Retention of Carryovers and Tax Attributes. Seller and Purchasers agree that (i) to the extent that the unified loss rules of IRS Regulations Section 1.1502-36 apply to the sale of the Mendota Shares, and (ii) the application of such rules would result in the Company, MCC and Mendakota, upon their exit from the federal consolidated group of which Seller is a member for the consolidated tax year that includes the Closing Date, receiving in the aggregate federal net operating loss carryforwards of less than $11,000,000 as of immediately prior to the Closing, then Seller agrees to work with the Purchaser to make such elections (to the extent allowable by Applicable Law) that would result in the Company, MCC and Mendakota receiving federal net operating loss carryforwards of at least $11,000,000 (prior to any limitations imposed by Section 382 of the Code or other provisions of the Code or IRS Treasury Regulations) in the aggregate (the “Transferred NOL”). Notwithstanding the preceding sentence, if subsequent to the Closing Date, the IRS reduces the aggregate amount of federal net operating loss carryforword allocable to the Company, MCC and Mendakota to an amount less than $11,000,000, Seller shall only be obligated to transfer such lower aggregate federal net operating loss carryforward amount pursuant to this Section 13.11. Seller and Purchasers further agree that Seller and its Affiliates shall be allowed (to the extent allowable by Applicable Law) to make the elections necessary to retain for the benefit of Seller and its Affiliates those federal net operating loss carryforwards attributable to the Company, MCC and Mendakota that are in excess of the Transferred NOL pursuant to this Section 13.11. Seller and Purchasers agree to cooperate on a best efforts basis and to make such filings and elections as are required or necessary to give effect to this Section 13.11, including, but not limited to, the filing of a Section 1.1502-36 Statement (as defined in IRS Treas. Reg. Section 1.1502-36( e )(5)). The Section 1.1502-36 Statement will include at a minimum (1) elections pursuant to IRS Treas. Reg. Section 1.1502-36(d)(6)(i)(B) to reattribute net operating loss carryforwards of the Company, MCC and Mendakota to the Seller and its Affiliates immediately before the sale of the Mendota Shares and (2) if necessary to cause the Transferred NOL to exist, elections pursuant to IRS Treas. Reg. Section 1.1502-36(d)(6)(i)(A) to reduce the tax basis of the shares of any of the Company, MCC or Mendakota immediately before the sale of the Mendota Shares.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
14.1.    Entire Agreement. This Agreement, including all Schedules and Exhibits attached hereto, constitutes the entire contract between the parties and there are no understandings other than as expressed in this Agreement or the Ancillary Agreements. All Schedules and Exhibits attached

Exhibit 2.1

hereto are expressly incorporated into and made a part of this Agreement as fully as though completely set forth herein in full. In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit, the provisions of this Agreement will control. Capitalized terms used in the Schedules and Exhibits shall have the meanings assigned to them in this Agreement. The section references referred to in the Schedules are to sections of this Agreement, unless otherwise expressly indicated. Any amendment or modification hereto shall be null and void unless made by amendment to this Agreement and signed by the parties affected by such amendment.
14.2.    Assignment; Binding Effect. No party hereto shall transfer, delegate, subcontract, or assign any of its rights or obligations under this Agreement without first obtaining the written consent of the other parties; provided, however, that, any Purchaser may assign its rights under this Agreement to (i) any Affiliate of any Purchaser; (ii) any purchaser of all or substantially all of the assets or equity interests of any Purchaser or any of its Affiliates or (iii) to lenders of any Purchaser or any of its Affiliates as collateral security for borrowing; provided, however, that no such assignment shall relieve, in whole or in part, any Purchaser from any liabilities or obligations that it has assumed hereunder or under any of the Ancillary Agreements. Any purported assignment, delegation, subcontracting, or transfer in violation of this Section 14.2 shall be void.
14.3.    No Third-Party Beneficiaries. Nothing in this Agreement, except as expressly set forth in Article XII with respect to the indemnification of the parties’ Affiliates and their respective shareholders, subsidiaries, officers, directors and employees, and in any of the Ancillary Agreements is intended or shall be construed to give any Person, other than the signatory parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement, the Ancillary Agreements or any provision contained herein.
14.4.    Invalidity. Unless the invalidity or unenforceability of any provision or portion thereof frustrates the intent of the parties or the purpose of this Agreement or the Ancillary Agreements, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions thereof and where possible, the provisions of this Agreement shall be interpreted so as to sustain their legality and enforceability and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision or portion thereof, to the extent declared unenforceable, shall be stricken. However, in the event any such provision or portion thereof shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by Applicable Law and shall continue to the be fully enforceable as so modified.
14.5.    Governing Law. This Agreement shall be deemed to have been made under and governed by the laws of the State of Delaware, without regard to conflicts or choice of law rules.
14.6.    Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware or the United States District Court located in the State of Delaware, for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is

Exhibit 2.1

not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party by written notice as provided in Section 14.12 shall be deemed effective service of process on such party.
14.7.    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. The waivers in this Section 14.7 and in Section 14.6 have been made with the advice of counsel and with a full understanding of the legal consequences thereof and shall survive the termination of this Agreement.
14.8.    WARN Act. The Selling Parties will be solely liable for any and all obligations and liabilities arising under the WARN Act with respect to consummation of the transactions contemplated by this Agreement.
14.9.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.
14.10.    Headings. The headings in this Agreement are for the convenience of reference only and shall not affect its interpretations.
14.11.    Communications. The parties shall jointly agree upon press releases and agent communications to be distributed with respect to the transactions contemplated under this Agreement, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with the New York Stock Exchange or the Toronto Stock Exchange, it being understood that each party shall give the other party the reasonable opportunity to review and comment upon any such obligatory release of information about the transaction.
14.12.    Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by overnight courier or certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: (i) upon actual delivery if presented personally or sent by electronic mail; (ii) one Business Day following delivery to an overnight courier; or (iii) three Business Days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

(i)	If to the Selling Parties (or, prior to the Closing, the Acquired Companies):

Kingsway America Inc.

Exhibit 2.1

150 Pierce Road, 6th Floor
Itasca, IL 60143
Attn: William A. Hickey, Jr.
Executive Vice President, CFO
E-mail: whickey@kingswayfinancial.com

(ii)	If to Purchasers (or, after the Closing, the Acquired Companies):
Premier Holdings, LLC
3343 Perimeter Hill Drive, Suite 214
Nashville, TN 37211
Attn: Stephen J. Harrison, President
Email: sharrison@mendota-insurance.com

14.13.    Waiver of Compliance. Any waiver of any failure to comply with any obligation, covenant, agreement or condition under this Agreement must be in writing and signed by the parties, provided that the Closing of the transaction shall be conclusive evidence of the satisfaction of all conditions to Closing and the complete and satisfactory performance of all covenants the performance of which was to be delivered at or prior to the Closing Date, and no claim for damages or indemnification may be brought in respect of any such matters following the Closing. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Purchasers, Seller, Parent and the Company as of the date hereof.
Purchasers
PREMIER HOLDINGS, LLC

By:	/s/ Stephen J. Harrison

Name:

Title:

Exhibit 2.1

ADVANTAGE AUTO MGA, LLC

By:	/s/ Stephen J. Harrison

Name:

Title:

Exhibit 2.1

Company
MENDOTA INSURANCE COMPANY
By:     /s/ William A. Hickey, Jr.

Name:

Title:

Seller
KINGSWAY AMERICA INC.
By:    /s/ William A. Hickey, Jr.

Name:

Title:

Parent
KINGSWAY FINANCIAL SERVICES INC.
By:    /s/ William A. Hickey, Jr.

Name:

Title: